AMENDED AND RESTATED STOCK EXCHANGE AGREEMENT

Among

SOLAR THIN FILMS, INC.

BUDASOLAR TECHNOLOGIES CO. LTD.

KRAFT ELEKTRONIKAI ZRT

NEW PALACE INVESTMENTS LTD.

ISTVAN KRAFCSIK

and

ATTILA HORVATH

as of April 2, 2008

LIST OF EXHIBITS

	Krafcsik Employment Agreement	A-1
-	Horvath Employment Agreement	A-2
	Shareholders Agreement	B
	Inter-Company Agreement	C

-i-

AMENDED AND RESTATED STOCK EXCHANGE AGREEMENT

THIS AMENDED AND RESTATED STOCK EXCHANGE AGREEMENT (this “Agreement”) is made and entered into as of 2nd day of April 2009 (the “Effective Date”), by and among SOLAR THIN FILMS, INC., a Delaware corporation (the “Parent”); KRAFT ELEKTRONIKAI ZRT, a Hungarian corporation (the “Buyer”); BUDASOLAR TECHNOLOGIES CO. LTD., a Hungarian corporation (the “Company”); NEW PALACE INVESTMENTS LTD., a Cyprus corporation (“New Palace”); ISTVAN KRAFCSIK, an individual (“I. Krafcsik”); and ATTILA HORVATH, an individual (“A. Horvath”). NPI, I. Krafcsik and A. Horvath are sometimes individually referred to as a “Company Stockholder” and collectively, as the “Company Stockholders.”  The Parent, the Buyer, the Company, and the Company Stockholders are hereinafter sometimes individually referred to as a “Party” and collectively referred to as the “Parties.”  This Agreement amends and restates in its entirety a stock exchange agreement dated as of September 29th 2008 among the Parties (the “Prior Agreement”).

Recitals

A.            The Company Stockholders currently own of record and beneficially 100% of the outstanding registered capital of the Company (the “Subject Company Quotas”) as hereinafter defined.

B.            The Parent currently owns of record and beneficially 100% of the outstanding capital stock or share capital of the Buyer (the “Buyer Shares”).

C.            Upon the terms and subject to the conditions set forth in this Agreement, the Buyer desires to acquire from the Company Stockholders the Subject Company Quotas. Company Stockholders desire to hand over the Subject Company Quotas for a consideration of receiving 49% of the Buyers Shares on a fully diluted basis (the “Minority Buyer Equity”).

D.            Buyer desires to acquire the Subject Company Quotas, and the Company desires to hand over such Subject Company Quotas, upon the terms and subject to the conditions set forth herein.

Agreement

NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, the Parties agree as follows:

ARTICLE I. – TRANSFER OF SUBJECT COMPANY QUOTAS

1.1           Transfer of Subject Company Quotas.

(a)     On the terms and subject to the conditions of this Agreement, at the Closing referred to in Section 3.1 hereof, by signing a Quota Purchase Agreement with a purchase price of HUF 1.000.000  the Company Stockholders shall convey, assign, transfer and deliver to Buyer, and Buyer shall  acquire and accept delivery of the Subject Company Quotas that is the number of quotas of registered capital of the Company as shall represent one hundred percent (100%) of the issued and outstanding registered capital of the Company, on a fully-diluted basis, after giving effect to the exercise of all options, warrants or other rights to acquire Company registered capital, and all securities convertible into Company registered capital that is outstanding as of the Closing Date. The Subject Company Quotas shall be delivered to Buyer by the Company Stockholders, free and clear of any and all liens, mortgages, adverse claims, charges, security interests, encumbrances, other restrictions or limitations, or rights of any third persons whatsoever (collectively, “Liens”).

2 -

(b)    To effect the transfers contemplated by Section 1.1(a), at the Closing, the Company Stockholders shall deliver or cause to be delivered to Buyer, against consideration therefor in accordance with Section 2.2 hereof, evidence in a form acceptable to Buyer of the transfer from Company Stockholders to Buyer of the Subject Company Quotas, on the books of the Company.

ARTICLE II. EXCHANGE SHARES AND CAPITALIZATION OF BUYER

2.1           Exchange Shares.  On the Closing Date, against delivery of evidence in a form acceptable to Buyer of the transfer from the Company Stockholders to the Buyer of the Subject Company Quotas on the books of the Company the Parent shall deliver, transfer and assign to the Company Stockholders (pro-rata as among each of the Company Stockholders as their respective interests in the Subject Company Quotas bear to each other, all set forth on Schedule 2.1 annexed hereto and made a part hereof), that number of fully paid up shares of capital stock or share capital of the Buyer (the “Minority Buyer Equity”) as shall represent forty-nine percent (49%) of the issued and outstanding Buyer’s Shares owned by the Parent, on a fully-diluted basis, after giving effect to the share capital increase as set forth here below and the exercise of all options, warrants or other rights to acquire Buyer capital stock or share capital, and all securities convertible into Buyer capital stock or share capital that is outstanding as of the Closing Date (the “Minority Interest).

2.2           Capitalization of Parent Loans and Company Stockholder Loans; Repayment.

(a)           Parent Loans.  On or before the Closing Date, the Buyer shall have a positive stockholders equity or capital of not less than United States One Thousand Dollars (USD $1,000.00).  In addition, the Parent shall cancel any outstanding loans and advances made by the Parent to the Buyer prior to the date of this Agreement (the “Parent Loans”).

(b)           Company Stockholder Loans.  On or before the Closing Date, the Buyer shall takeover and assume the obligation of the repayment of the loans made by the Company Stockholders or their Affiliates to the Company prior to the date of this Agreement disclosed by the Company in the Disclosure Letter (the “Company Stockholder Loans”), so that as at the Closing Date, the Company shall have either a positive stockholders equity or capital of not less than United States One Thousand Dollars (USD $1,000.00). Loans shall be evidenced by a five year note of the Buyer, fully subordinated to all other debt and creditors of the Buyer and the Company, and bearing interest at an annual rate equal to LIBOR for twelve month United States dollars interbank deposits as fixed by BBA plus a margin of three (3) percent (the “Note”). Loans shall be repaid by the Buyer as follows: (i) on October 1, 2009, the Company shall repay $ 250,000 provided that there’s a minimum amount of $ 1,600,000 available on the accounts of the Company. In case such amount is not available on the accounts on October 1, 2009  repayment of this tranche is due whenever the amount is made available on the accounts; (ii) on January 1, 2010, a further sum of $ 250,000 is repayable from the available Excess Cash; (iii) the outstanding amount of the Loan is repayable on January 1, 2011. Parties expressly set forth that the condition of the repayment of the Loan (or any tranche of the Loan) shall be the availability of Excess Cash. In case such condition is not met on a due date of repayment as set forth above the availability of Excess Cash shall be checked quarterly and  repayment shall take place immediately after such condition met.

3 -

2.3           Increase of Share Capital of Buyer.

(a)           In addition to the transactions contemplated by Section 2.2 above, for no additional consideration, the Parent shall irrevocably increase the shareholders’ equity and capital of the Buyer prior to Closing (the "Share Capital Increase") by investing in the Buyer the sum of United States Seven Hundred Fifty Thousand (USD $750,000) Dollars equivalent in Hungarian Forints calculated at the then current exchange rate.

(i)           Pursuant to the terms of a cooperation agreement, dated as of September 29, 2008, among the Company, the Parent and the Buyer (the “Cooperation  Agreement”), the Parent or the Buyer has caused to be paid to the Company as at the date of this Agreement, the aggregate sum of Seven Hundred and Fifty Thousand Dollars (USD $750,000).  Such payment shall be deemed to be a loan by the Buyer to the Company (the “Intercompany Loan”), and shall be repaid prior to Closing.

(b)           On the Closing Date, the Cooperation Agreement shall, by its terms, terminate and be of no further force or effect.  In addition on the Closing Date, any debts or other obligations of the Company that are then owed to the Buyer (other then the above Intercompany Loan) or the Parent shall terminate.

(c)           Notwithstanding anything to the contrary contained herein, in the event that the Closing shall not have occurred by the close of business (5:00 p.m. New York, New York USA time) on Friday, April 30, 2009, then and in such event this Agreement shall terminate and the Company shall thereafter continue to render services to the Buyer under the Interim Agreement until such time as the aggregate value of the services to be rendered by the Company to the Buyer (at the rates set forth in the Interim Agreement) shall equal (i) the aggregate amount of all payments made by the Parent or the Buyer to the Company pursuant to this Section 2.3 through and including the date of termination of this Agreement, less (ii) the invoiced value of the services provided by the Company to the Buyer prior to the termination of this Agreement.

4 -

ARTICLE III. CLOSING

3.1           Closing.  The consummation of the transfer of the Subject Company Quotas, transfer of the Minority Buyer Equity, consummation of the Investment and the other transactions contemplated by this Agreement (the “Closing”) will take place at 10:00 a.m. (local time) on a date to be specified by Buyer, which shall be no later than the fifth business day after satisfaction or waiver of the conditions set forth in Article VII of this Agreement (the "Closing Date"), at the offices of Norr Stiefenhofer Lutz, Budapest, Hungary, counsel to the Buyer, unless another date, time or place is agreed to in writing by the Parties hereto.  In no event, however, shall the Closing Date occur after April 30, 2009, unless otherwise mutually agreed upon by the Company Stockholders and the Buyer or the Parent.

3.2           Deliveries by the Company Stockholders.  At or prior to the Closing, the Company Stockholders shall deliver to Buyer:

(i)            Member’s list of the Company representing all, and not less than all, of the Subject Company Quotas,  with powers, Member’s meeting decisions and modified Articles of Association appropriate for the transfer of the Subject Company Quotas attached;

(ii)           the minute books of the Company;

(iii)          a certificate executed by the Company and the Company Stockholders to the effect that the conditions set forth in Section 7.1 have been satisfied;

(iv)          possession of all originals and copies of agreements, instruments, documents, deeds, books, records, files and other data and information within the possession of the Company and the Company Stockholders or any Affiliate of the Company Stockholders pertaining to the Company (collectively, the “Records”); provided, however, that the Company Stockholders may retain (1) copies of any tax returns and copies of Records relating thereto; (2) copies of any Records that the Company Stockholders is reasonably likely to need for complying with requirements of law; and (3) copies of any Records that in the reasonable opinion of the Company Stockholders will be required in connection with the performance of their obligations under Article VIII hereof; and

(v)           evidence satisfactory to Buyer that Buyer’s designees and the Company Stockholders shall be the only authorized signatories with respect to the Company’s various accounts, credit lines, safe deposit boxes or vaults set forth or required to be set forth in Schedule 4.17.

3.3           Deliveries by Buyer and Parent.  At or prior to the Closing, the Buyer and/or the Parent shall deliver to the Company Stockholders:

(i) certificates evidencing the Minority Buyer Equity representing all of the Minority Interest in the Buyer pursuant to Section 2.1 hereof,

5 -

(ii)           evidence satisfactory to the Company Stockholders of completion of the transactions contemplated pursuant to Section 2.2 and 2.3 hereof;

(iii)          a certificate executed by an authorized officer of the Buyer or the Parent, on behalf of the Buyer and the Parent, to the effect that the conditions set forth in Section 7.2 have been satisfied; and

(iv)          modified articles of incorporation of the Buyer in form and content acceptable to the Parties reflecting the regulations of the Shareholders Agreement.

3.4           Termination in Absence of Closing.

(a)   Subject to the provisions of Section 3.4(b) and (c), if the Closing has not occurred by the close of business on April 30, 2009, then any Party hereto may thereafter terminate this Agreement by written notice to such effect, to the other Parties hereto, without liability of or to any Party to this Agreement or any shareholder, director, officer, employee or representative of such Party unless the reason for Closing having not occurred is (i) such Party’s willful breach of the provisions of this Agreement, or (ii) if all of the conditions to such Party’s obligations set forth in Article VII have been satisfied or waived in writing by the date scheduled for the Closing pursuant to Section 3.1., the failure of such Party to perform its obligations under this Article III on such date; provided, however, that any termination pursuant to this Section 3.4 shall not relieve any Party hereto who was responsible for Closing having not occurred as described in clauses (i) or (ii) above of any liability for (x) such Party’s willful breach of the provisions of this Agreement, or (y) if all of the conditions to such Party’s obligations set forth in Article VII have been satisfied or waived in writing by the date scheduled for the Closing pursuant to Section 3.1, the failure of such Party to perform its obligations under this Article III on such date.

(b)   Notwithstanding the approval of the Board of Directors of Buyer, this Agreement and the transactions contemplated herein may be terminated and abandoned at any time on or prior to the Closing Date by the Buyer, if:

(i)           any representation or warranty made herein for the benefit of Buyer, or any certificate, schedule or document furnished to Buyer pursuant to this Agreement is untrue in any material respect; or

(ii)          the Company, the Company Stockholders or any of their Affiliates shall have defaulted in any material respect in the performance of any material obligation under this Agreement on their part to be performed.

(c)    This Agreement and the transactions contemplated herein may be terminated and abandoned at any time on or prior to the Closing Date by the Company Stockholders, if:

(i)           any representation or warranty made herein for the benefit of the Company Stockholders, or any certificate, schedule or document furnished to the Company Stockholders pursuant to this Agreement is untrue in any material respect; or

6 -

(ii)          the Buyer, the Parent or any of their Affiliates shall have defaulted in any material respect in the performance of any material obligation under this Agreement on their part to be performed.

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE COMPANY
AND THE COMPANY STOCKHOLDERS

Each of (A) the Company; and (B) the Company Stockholders do hereby jointly and severally represent and warrant to the Buyer that:

4.1          Corporate Existence and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the laws of Hungary. The Company has the corporate power to own, manage, lease and hold its Properties and to carry on its business as and where such Properties are presently located and such business is presently conducted; and the Company is qualified to do business as a foreign corporation and in good standing in each jurisdiction in which it is required by law to be so qualified.

4.2          Authority, Approval and Enforceability.  This Agreement has been duly executed and delivered by the Company and the Company Stockholders, and each of the Company and the Company Stockholders have all requisite power and legal capacity to execute and deliver this Agreement and all Exhibits executed and delivered or to be executed and delivered in connection with the transactions provided for hereby, to consummate the transactions contemplated hereby and by the Exhibits, and to perform its obligations hereunder and under the Exhibits.  This Agreement and each Exhibit to which any of the Company and/or the Company Stockholders is a Party constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of such Party, enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium, or similar laws and judicial decisions from time to time in effect which affect creditors’ rights generally.

4.3          The Subject Company Quotas and Corporate Records.

(a)      The Company’s registered capital is HUF 1.000.000 representing 100% of the Quota owned by the Company Stockholders in the amounts set forth on Schedule 2.1 annexed hereto and made a part hereof.  The Subject Company Quotas are owned by the Company Stockholders free and clear of all Liens.  Except for the Subject Company Quotas, there are no quotas or shares of capital stock or other equity securities of the Company authorized, issued or outstanding.

(b)      All of the outstanding Subject Company Quotas of the Company are duly authorized, validly issued, fully paid and non-assessable and were not issued in violation of any: (i) preemptive or other rights of any Person to acquire securities of the Company, or (ii) applicable securities laws of Hungary, and the rules and regulations promulgated thereunder (collectively, the “Hungarian Securities Laws”).  There are no outstanding subscriptions, options, convertible securities, rights (preemptive or otherwise), warrants, calls or agreements relating to any of the Subject Company Quotas or other quotas of capital stock or other securities of the Company.  Upon delivery to Buyer at the Closing of documents set out in Section 3.2. (i) appropriate to transfer the ownership of  the Subject Company Quotas,, indicating good and valid title to the Subject Company Quotas will pass to Buyer, free and clear of all Liens of any kind, other than those arising from acts of Buyer.

7 -

(c)      The copies of the Articles of Incorporation and Bylaws of the Company provided to Buyer are true, accurate, and complete and reflect all amendments made through the date of this Agreement.  The Company’s minute books and member’s lists made available to Buyer for review were correct and complete as of the date of such review, no further entries have been made through the date of this Agreement, and such minute books contain an accurate record of all quotaholder and corporate actions of the shareholders and directors (and any committees thereof) of the Company taken by written consent or at a meeting since inception.  All corporate actions taken by the Company have been duly authorized or ratified.  All accounts, books, ledgers and official and other records of the Company fairly and accurately reflect all of the Company’s transactions, properties, assets and liabilities.

(d)      The Company does not own, directly or indirectly, any outstanding voting securities of or other interests in any other corporation, partnership, joint venture or other business entity.

4.4          No Defaults or Consents.  Except as otherwise set forth in Schedule 4.4 hereto, the execution and delivery of this Agreement and the Exhibits by Company Stockholders and the Company and the performance by Company Stockholders and the Company of their obligations hereunder and there under will not violate any provision of law or any judgment, award or decree or any indenture, agreement or other instrument to which the Company Stockholders and/or the Company is a Party, or by which the properties or assets of the Company Stockholders or the Company is bound or affected, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under, any such indenture, agreement or other instrument, in each case except to the extent that such violation, default or breach could not reasonably be expected to delay or otherwise significantly impair the ability of the Parties to consummate the transactions contemplated hereby.

4.5          No Company Defaults or Consents.  Except as otherwise set forth in Schedule 4.5 attached hereto, neither the execution and delivery of this Agreement nor the carrying out of any of the transactions contemplated hereby will:

(i)            violate or conflict with any of the terms, conditions or provisions of the charter or bylaws of the Company;

(ii)           violate any Legal Requirements applicable to the Company;

(iii)          violate, conflict with, result in a breach of, constitute a default under (whether with or without notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or give any other Party the right to terminate, any Contract or Permit binding upon or applicable to the Company;

8 -

(iv)          result in the creation of any Lien, charge or other encumbrance on any Properties of the Company; or

(v)           require either of the Company Stockholders or the Company to obtain or make any waiver, consent, action, approval or authorization of, or registration, declaration, notice or filing with, any private non-governmental third Party or any Governmental Authority.

4.6          No Proceedings.  No suit, action or other proceeding is pending or, to the Knowledge of the Company and the Company Stockholders, threatened before any Governmental Authority seeking to restrain the Company or the Company Stockholders or prohibit their entry into this Agreement or prohibit the Closing, or seeking damages against the Company or its Properties as a result of the consummation of this Agreement.

4.7          Financial Statements; Liabilities; Accounts Receivable; Inventories.

(a)    The Company has delivered to Buyer true and complete copies of the unaudited balance sheets of the Company as at December 31, 2007 and as at December 31, 2008, and the related statements of operations and statements of cash flows with respect to the Company and its business from the 2007 date of inception of the Company through December 31, 2007, from January 1, 2008 to December 31, 2008, and the management prepared balance sheet and statement of operations as at December 31, 2008 and for the fiscal year then ended (collectively, the “Financial Statements”).  The said Financial Statements are attached hereto as Schedule 4.7(a).  All of such Financial Statements present fairly the financial condition and results of operations of the Company for the dates or periods indicated thereon.  All of such Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated.

(b)    Except for (i) trade payables and accrued expenses incurred since inception in the ordinary course of business, none of which are material, (ii) executory contract obligations under (x) Contracts listed on Schedule 4.12, and/or (y) Contracts not required to be listed on Schedule 4.12, and (iii) the liabilities set forth in Schedule 4.7(b) attached hereto, the Company does not have any liabilities or obligations (whether accrued, absolute, contingent, known, or otherwise, and whether or not of a nature required to be reflected or reserved against in a balance sheet in accordance with GAAP).

(c)     Except as otherwise set forth in Schedule 4.7(c), the accounts receivable reflected on the December 31, 2008 balance sheet included in the Financial Statements referenced in Section 5.8(a) and all of the Company’s accounts receivable arising since December 31, 2008 (the “Balance Sheet Date”) arose from bona fide transactions in the ordinary course of business, and the goods and services involved have been sold, delivered and performed to the account obligors, and no further filings (with governmental agencies, insurers or others) are required to be made, no further goods are required to be provided and no further services are required to be rendered in order to complete the sales and fully render the services and to entitle the Company to collect the accounts receivable in full.  Except as set forth in Schedule 4.7(c), no such account has been assigned or pledged to any other person, firm or corporation, and no defense or set-off to any such account has been asserted by the account obligor or exists.

9 -

(d)      Except as otherwise set forth in Schedule 4.7(d), the Inventory of the Company as of the Closing Date shall consist of items of a quality, condition and quantity consistent with normal seasonally-adjusted Inventory levels of the Company and be usable and saleable in the ordinary and usual course of business for the purposes for which intended, except to the extent written down or reserved against on the Closing Date Balance Sheet.  Except as otherwise set forth in Schedule 4.7(d), the Company’s Inventory is valued on the Company’s books of account in accordance with GAAP (on an average cost basis) at the lower of cost or market, and the value of obsolete materials, materials below standard quality and slow-moving materials have been written down in accordance with GAAP.

(e)      Except as provided under the provisions of the agreements described in Schedule 4.7(e), the Company has and will have as of the Closing Date legal and beneficial ownership of its Properties, free and clear of any and all Liens.

(f)      By not later than April 30, 2009 or as soon thereafter as is practicable, the Company Stockholders shall have caused the Company to obtain, from the independent certified public accountant currently engaged by the Buyer (i) an audit of the balance sheets of the Company as at December 31, 2007 and December 31, 2008, and (ii) an audit of the statements of income (loss) and statement of cash flows of the Company for the following two (2) fiscal periods: (A) the date of inception through December 31, 2007, and (B) the twelve months ended December 31, 2008 (collectively, the “Audited Financial Statements”).  Such Audited Financial Statements shall (i) have been prepared in accordance with GAAP, (ii) include all footnotes and schedules required under GAAP, and (ii) be prepared in the same manner as the financial statements of the Buyer are prepared so as to comply with Regulation S-X, as promulgated under the United States Securities Act of 1933, as amended.  Unless otherwise agreed to by the Parties, the auditors regularly engaged to audit the financial statements of the Buyer shall also prepare and audit the aforesaid Audited Financial Statements of the Company.

4.8          Absence of Certain Changes.

(a)           Except as otherwise set forth in Schedule 4.8(a) attached hereto, since the Balance Sheet Date, there has not been:

(i)           any event, circumstance or change that had or might have a material adverse effect on the business, operations, prospects, Properties, financial condition or working capital of the Company;

(ii)          any damage, destruction or loss (whether or not covered by insurance) that had or might have a material adverse effect on the business, operations, prospects, Properties or financial condition of the Company; or

10 -

(iii)         any material adverse change in the Company’s sales patterns, pricing policies, accounts receivable or accounts payable.

(b)           Except as otherwise set forth in Schedule 4.8(b) attached hereto, since the Balance Sheet Date, the Company has not done any of the following:

(i)           merged into or with or consolidated with, any other corporation or acquired the business or assets of any Person;

(ii)         purchased any securities of any Person;

(iii)        created, incurred, assumed, guaranteed or otherwise become liable or obligated with respect to any indebtedness, or made any loan or advance to, or any investment in, any person, except in each case in the ordinary course of business;

(iv)        made any change in any existing election, or made any new election, with respect to any tax law in any jurisdiction which election could have an effect on the tax treatment of the Company or the Company’s business operations;

(v)         entered into, amended or terminated any material agreement;

(vi)        sold, transferred, leased, mortgaged, encumbered or otherwise disposed of, or agreed to sell, transfer, lease, mortgage, encumber or otherwise dispose of, any Properties except (i) in the ordinary course of business, or (ii) pursuant to any agreement specified in Schedule 4.12;

(vii)       settled any claim or litigation, or filed any motions, orders, briefs or settlement agreements in any proceeding before any Governmental Authority or any arbitrator;

(viii)      incurred or approved, or entered into any agreement or commitment to make, any expenditures in excess of USD $25,000 (other than those arising in the ordinary course of business or those required pursuant to any agreement specified in Schedule 4.12);

(ix)         maintained its books of account other than in the usual, regular and ordinary manner in accordance with generally accepted accounting principles and on a basis consistent with prior periods or made any change in any of its accounting methods or practices that would be required to be disclosed under generally accepted accounting principles;

(x)          adopted any Plan or Benefit Program or Agreement, or granted any increase in the compensation payable or to become payable to directors, officers or employees (including, without limitation, any such increase pursuant to any bonus, profit-sharing or other plan or commitment), other than merit increases to non-officer employees in the ordinary course of business and consistent with past practice;

11 -

(xi)         suffered any extraordinary losses or waived any rights of material value;

(xii)        made any payment to any Affiliate or forgiven any indebtedness due or owing from any Affiliate to the Company;

(xiii)       (A) liquidated Inventory or accepted product returns other than in the ordinary course, (B) accelerated receivables, (C) delayed payables, or (D) changed in any material respect the Company’s practices in connection with the payment of payables and/or the collection of receivables;

(xiv)       engaged in any one or more activities or transactions with an Affiliate or outside the ordinary course of business;

(xv)        declared, set aside or paid any dividends, or made any distributions or other payments in respect of its equity securities, or repurchased, redeemed or otherwise acquired any such securities;

(xvi)       amended its charter or bylaws;

(xvii)      issued any capital stock or other securities, or granted, or entered into any agreement to grant, any options, convertible rights, other rights, warrants, calls or agreements relating to its capital stock; or

(xviii)     committed to do any of the foregoing.

4.9         Compliance with Laws.  Except as otherwise set forth in Schedule 4.9, to the best knowledge of the Company the Company is and has been in compliance in all respects with any and all Legal Requirements applicable to the Company, other than failures to so comply that would not have an adverse effect on the business, operations, prospects, Properties or financial condition of the Company.  Except as otherwise set forth in Schedule 4.9, the Company (x) has not received or entered into any citations, complaints, consent orders, compliance schedules, or other similar enforcement orders or received any written notice from any Governmental Authority or any other written notice that would indicate that there is not currently compliance with all such Legal Requirements, except for failures to so comply that would not have an adverse effect on the business, operations, prospects, Properties or financial condition of the Company, and (y) to the best knowledge of the Company the Company is not in default under, and no condition exists (whether covered by insurance or not) that with or without notice or lapse of time or both would constitute a default under, or breach or violation of, any Legal Requirement or Permit applicable to the Company.  Without limiting the generality of the foregoing, the Company has not received notice of and) to the best knowledge of the Company  there is no basis for, any claim, action, suit, investigation or proceeding that might result in a finding that the Company is not or has not been in compliance with Legal Requirements relating to (a) the development, testing, manufacture, packaging, distribution and marketing of products, (b) employment, safety and health, (c) environmental protection, building, zoning and land use and/or (d) the Foreign Corrupt Practices Act and the rules and regulations promulgated thereunder.

12 -

4.10        Litigation.  Except as otherwise set forth in Schedule 4.10, there are no claims, actions, suits, investigations or proceedings against the Company pending or, to the Knowledge of the Company, threatened in any court or before or by any Governmental Authority, or before any arbitrator, that might have an adverse effect (whether covered by insurance or not) on the business, operations, prospects, Properties or financial condition of the Company and there is no basis for any such claim, action, suit, investigation or proceeding.  Schedule 4.10 also includes a true and correct listing of all material actions, suits, investigations, claims or proceedings that were pending, settled or adjudicated since inception.

4.11        Real Property.

(a)  Schedule 4.11(a) sets forth a list of all real property or any interest therein (including without limitation any option or other right or obligation to purchase any real property or any interest therein) currently owned, or ever owned, by the Company, in each case setting forth the street address and legal description of each property covered thereby (the “Owned Premises”).

(b) Schedule 4.11(b) sets forth a list of all leases, licenses or similar agreements relating to the Company’s use or occupancy of real estate owned by a third Party (“Leases”), true and correct copies of which have previously been furnished to Buyer, in each case setting forth (i) the lessor and lessee thereof and the commencement date, term and renewal rights under each of the Leases, and (ii) the street address and legal description of each property covered thereby (the “Leased Premises”).  The Leases and all guaranties with respect thereto, are in full force and effect and have not been amended in writing or otherwise, and no Party thereto is in default or breach under any such Lease.  No event has occurred which, with the passage of time or the giving of notice or both, would cause a material breach of or default under any of such Leases.  Neither the Company nor its agents or employees have received written notice of any claimed abatements, offsets, defenses or other bases for relief or adjustment.

(c)  With respect to each Owned Premises and Leased Premises, as applicable:  (i) the Company has good, marketable and insurable fee simple interest in the Owned Premises and a valid leasehold interest in the Leased Premises, free and clear of any Liens, encumbrances, covenants and easements or title defects that have had or could have an adverse effect on the Company’s use and occupancy of the Owned Premises and the Leased Premises; (ii) the portions of the buildings located on the Owned Premises and the Leased Premises that are used in the business of the Company are each in good repair and condition, normal wear and tear excepted, and are in the aggregate sufficient to satisfy the Company’s current and reasonably anticipated normal business activities as conducted thereon and, to the Knowledge of the Company, there is no latent material defect in the improvements on any Owned Premises, structural elements thereof, the mechanical systems (including, without limitation, all heating, ventilating, air conditioning, plumbing, electrical, utility and sprinkler systems) therein, the utility system servicing each Owned Premises and the roofs which have not been disclosed to Buyer in writing prior to the date of this Agreement; (iii) each of the Owned Premises and the Leased Premises (a) has direct access to public roads or access to public roads by means of a perpetual access easement, such access being sufficient to satisfy the current transportation requirements of the business presently conducted at such parcel; and (b) is served by all utilities in such quantity and quality as are necessary and sufficient to satisfy the current normal business activities conducted at such parcel; and (iv) the Company has not received notice of (a) any condemnation, eminent domain or similar proceeding affecting any portion of the Owned Premises or the Leased Premises or any access thereto, and, to the Knowledge of the Company, no such proceedings are contemplated, (b) any special assessment or pending improvement liens to be made by any governmental authority which may affect any of the Owned Premises or the Leased Premises, or  (c) any violations of building codes and/or zoning ordinances or other governmental regulations with respect to the Owned Premises or the Leased Premises.

13 -

4.12        Contracts.

(a)    Except as otherwise set forth in Schedule 4.12, the Company is not a Party to or bound by any of the following, whether written or oral:

(i)  any Contract that cannot by its terms be terminated by the Company with 30 days’ or less notice without penalty or whose term continues beyond one year after the date of this Agreement;

(ii)           Contract or commitment for capital expenditures by the Company in excess of $25,000 per calendar quarter in the aggregate;

(iii)           lease or license with respect to any Properties, real or personal, whether as landlord, tenant, licensor or licensee;

(iv)           agreement, Contract, indenture or other instrument relating to the borrowing of money or the guarantee of any obligation or the deferred payment of the purchase price of any Properties;

(v)           partnership or joint venture agreement;

(vi)           Contract or agreement with any Affiliate of the Company (including the Company Stockholders);

(vii)           agreement for the sale of any assets that in the aggregate have a net book value on the Company’s books of greater than $25,000;

(viii)          agreement that purports to limit the Company’s freedom to compete freely in any line of business or in any geographic area;

(ix)           preferential purchase right, right of first refusal, or similar agreement; or

(x)           other Contract that is material to the business of the Company.

14 -

(b)     All of the Contracts listed or required to be listed in Schedule 4.12 are valid, binding and in full force and effect, and the Company has not been notified or advised by any Party thereto of such Party’s intention or desire to terminate or modify any such Contract in any respect, except as disclosed in Schedule 4.12.  Neither the Company nor, to the Knowledge of the Company, any other Party is in breach of any of the terms or covenants of any Contract listed or required to be listed in Schedule 4.12.  Following the Closing, the Company will continue to be entitled to all of the benefits currently held by the Company under each Contract listed or required to be listed in Schedule 4.12.

(c)     Except as otherwise set forth in Schedule 4.12(c), the Company is not a Party to or bound by any Contract or Contracts the terms of which were arrived at by or otherwise reflect less-than-arm’s-length negotiations or bargaining.

4.13       Insurance.  Schedule 4.13 hereto is a complete and correct list of all insurance policies (including, without limitation, fire, liability, product liability, workers’ compensation and vehicular) presently in effect that relate to the Company or its Properties, including the amounts of such insurance and annual premiums with respect thereto, all of which have been in full force and effect from and after the date(s) set forth on Schedule 4.13. To the Knowledge of the Company such policies are sufficient for compliance by the Company with all applicable Legal Requirements and all material Contracts.  None of the insurance carriers has indicated to the Company an intention to cancel any such policy or to materially increase any insurance premiums (including, without limitation, workers’ compensation premiums), or that any insurance required to be listed on Schedule 4.13 will not be available in the future on substantially the same terms as currently in effect.  The Company has no claim pending or anticipated against any of its insurance carriers under any of such policies and, to the Knowledge of the Company, there has been no actual or alleged occurrence of any kind which could reasonably be expected to give rise to any such claim.  During the prior three years, all notices required to have been given by the Company or the Company Stockholders to any insurance company have been timely and duly given, and no insurance company has asserted that any claim is not covered by the applicable policy relating to such claim.

15 -

4.14       Intangible Rights.  Set forth on Schedule 4.14 is a list and description of all material foreign and domestic patents, patent rights, trademarks, service marks, trade names, brands and copyrights (whether or not registered and, if applicable, including pending applications for registration) owned, Used, licensed or controlled by the Company and all goodwill associated therewith.  The Company owns or has the right to use and shall as of the Closing Date own or have the right to use any and all information, know-how, trade secrets, patents, copyrights, trademarks, trade names, software, formulae, methods, processes and other intangible properties that are necessary or customarily Used by the Company for the ownership, management or operation of its Properties (“Intangible Rights”) including, but not limited to, the Intangible Rights listed on Schedule 4.14.  Except as set forth on Schedule 4.14, (i) the Company is the sole and exclusive owner of all right, title and interest in and to all of the Intangible Rights, and has the exclusive right to use and license the same, free and clear of any claim or conflict with the Intangible Rights of others; (ii) no royalties, honorariums or fees are payable by the Company to any person by reason of the ownership or use of any of the Intangible Rights; (iii) there have been no claims made against the Company asserting the invalidity, abuse, misuse, or unenforceability of any of the Intangible Rights and to the Knowledge of the Company no grounds for any such claims exist; (iv) the Company has not made any claim of any violation or infringement by others of any of its Intangible Rights or interests therein and, to the Knowledge of the Company, no grounds for any such claims exist; (v) the Company has not received any notice that it is in conflict with or infringing upon the asserted intellectual property rights of others in connection with the Intangible Rights, and neither the use of the Intangible Rights nor the operation of the Company’s businesses is infringing or has infringed upon any intellectual property rights of others; (vi) the Intangible Rights are sufficient and include all intellectual property rights necessary for the Company to lawfully conduct its business as presently being conducted; (vii) no interest in any of the Company’s Intangible Rights has been assigned, transferred, licensed or sublicensed by the Company to any person other than the Buyer pursuant to this Agreement; (viii) to the extent that any item constituting part of the Intangible Rights has been registered with, filed in or issued by, any Governmental Authority, such registrations, filings or issuances are listed on Schedule 4.14 and were duly made and remain in full force and effect; (ix) to the Knowledge of the Company, there has not been any act or failure to act by the Company or any of its directors, officers, employees, attorneys or agents during the prosecution or registration of, or any other proceeding relating to, any of the Intangible Rights or of any other fact which could render invalid or unenforceable, or negate the right to issuance of any of the Intangible Rights; (x) to the extent any of the Intangible Rights constitutes proprietary or confidential information, the Company has adequately safeguarded such information from disclosure; and (xi) all of the Company’s current Intangible Rights will remain in full force and effect following the Closing without alteration or impairment.

4.15       Equipment and Other Tangible Property.  Except as otherwise set forth on Schedule 4.15, the Company’s equipment, furniture, machinery, vehicles, structures, fixtures and other tangible property included in the Properties (the “Tangible Company Properties”), other than Inventory, is suitable for the purposes for which intended and in good operating condition and repair consistent with normal industry standards, except for ordinary wear and tear, and except for such Tangible Company Properties as shall have been taken out of service on a temporary basis for repairs or replacement consistent with the Company’s prior practices and normal industry standards.  To the Knowledge of the Company, the Tangible Company Properties are free of any structural or engineering defects, and during the past five years there has not been any significant interruption of the Company’s business due to inadequate maintenance or obsolescence of the Tangible Company Properties.

16 -

4.16       Permits; Environmental Matters.

(a)     Except as otherwise set forth in Schedule 4.16(a), the Company has all Permits necessary for the Company to own, operate, use and/or maintain its Properties and to conduct its business and operations as presently conducted and as expected to be conducted in the future.  Except as otherwise set forth in Schedule 4.16(a), all such Permits are in effect, no proceeding is pending or, to the Knowledge of the Company, threatened to modify, suspend or revoke, withdraw, terminate, or otherwise limit any such Permits, and no administrative or governmental actions have been taken or, to the Knowledge of the Company, threatened in connection with the expiration or renewal of such Permits which could adversely affect the ability of the Company to own, operate, use or maintain any of its Properties or to conduct its business and operations as presently conducted and as expected to be conducted in the future.  Except as otherwise set forth in Schedule 4.16(a),to the Knowledge of the Company (i) no violations have occurred that remain uncured, un-waived, or otherwise unresolved, or are occurring in respect of any such Permits, other than inconsequential violations, and (ii) no circumstances exist that would prevent or delay the obtaining of any requisite consent, approval, waiver or other authorization of the transactions contemplated hereby with respect to such Permits that by their terms or under applicable law may be obtained only after Closing.

(b)    Except as set forth on Schedule 4.16(b), there are no claims, liabilities, investigations, litigation, administrative proceedings, whether pending or, to the Knowledge of the Company, threatened, or judgments or orders relating to any Hazardous Materials (collectively called “Environmental Claims”) asserted or threatened against the Company or relating to any real property currently or formerly owned, leased or otherwise Used by the Company.  Neither the Company nor, to the Knowledge of the Company, any prior owner, lessee or operator of said real property, has caused or permitted any Hazardous Material to be used, generated, reclaimed, transported, released, treated, stored or disposed of in a manner which could form the basis for an Environmental Claim against the Company or the Buyer.  Except as set forth on Schedule 4.16(b), the Company has not assumed any liability of any Person for cleanup, compliance or required capital expenditures in connection with any Environmental Claim.

(c)     Except as set forth on Schedule 4.16(c), to the Knowledge of the Company no Hazardous Materials are or were stored or otherwise located, and no underground storage tanks or surface impoundments are or were located, on real property currently or formerly owned, leased or Used by the Company or, to the Knowledge of the Company, on adjacent parcels of real property, and no part of such real property or, to the Knowledge of the Company, any part of such adjacent parcels of real property, including the groundwater located thereon, is presently contaminated by Hazardous Materials.

(d)     Except as set forth on Schedule 4.16(d), to the Knowledge of the Company the Company has been and is currently in compliance with all applicable Environmental Laws, including obtaining and maintaining in effect all Permits required by applicable Environmental Laws.

17 -

4.17       Banks.  Schedule 4.17 sets forth (i) the name of each bank, trust company or other financial institution and stock or other broker with which the Company has an account, credit line or safe deposit box or vault, (ii) the names of all persons authorized to draw thereon or to have access to any safe deposit box or vault, (iii) the purpose of each such account, safe deposit box or vault, and (iv) the names of all persons authorized by proxies, powers of attorney or other like instrument to act on behalf of the Company in matters concerning any of its business or affairs.  Except as otherwise set forth in Schedule 4.17, no such proxies, powers of attorney or other like instruments are irrevocable.

4.18       Suppliers and Customers.  The Company has furnished the Buyer with a list setting forth (i) the ten principal suppliers of the Company from the date of its inception through December 31, 2008, together with the dollar amount of goods purchased by the Company from each such supplier during each such period, and (ii) the ten principal customers of the Company from the date of its inception through December 31, 2008, together with the dollar amount of goods and/or services sold by the Company to each such customer during each such period.  The Company maintains good relations with all suppliers and customers as well as with governments, partners, financing sources and other Parties with whom the Company has significant relations, and no such Party has canceled, terminated or made any threat to the Company to cancel or otherwise terminate its relationship with the Company or to materially decrease its services or supplies to the Company or its direct or indirect purchase or usage of the products or services of the Company.

4.19       Absence of Certain Business Practices.  Neither the Company, the Company Stockholders nor any other Affiliate or to the Knowledge of the Company any agent of the Company, or any other person acting on behalf of or associated with the Company, acting alone or together, has (a) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits  from any customer, supplier, employee or agent of any customer or supplier which may reasonably effect business decisions; or (b)  given or agreed to give any money, gift or similar benefit  to any customer, supplier, employee or agent of any customer or supplier, any official or employee of any government (domestic or foreign), or any political Party or candidate for office (domestic or foreign), or other person who was, is or may be in a position to help or hinder the business of the Company (or assist the Company in connection with any actual or proposed transaction), in each case which (i) may subject the Company to any damage or penalty in any civil, criminal or governmental litigation or proceeding or (ii) if not continued in the future, may reasonably adversely affect the assets, business, operations or prospects of the Company.

18 -

4.20       Products, Services and Authorizations.

(a)     Each Product designed, manufactured, repaired or serviced by the Company has been designed, manufactured, repaired or serviced in accordance with (i) the specifications under which the Product is normally and has normally been manufactured, and (ii) to the best Knowledge  of the Company the provisions of all applicable laws, policies, guidelines and any other governmental requirements.

(b)     Schedule 4.20(b) sets forth (i) a list of all Products which at any time have been recalled, withdrawn or suspended by the Company, whether voluntarily or otherwise, including the date recalled, withdrawn or suspended and a brief description of all completed or pending proceedings seeking the recall, withdrawal, suspension or seizure of any Product, (ii) a brief description of all completed or pending proceedings seeking the recall, withdrawal, suspension or seizure of any Product, and (iii) a list of all regulatory letters received by the Company or the Company Stockholders or any of its agents relating to the Company or any of the Products or the Company’s establishments.

(c)     There exists no set of facts which could reasonably be expected to furnish a basis for the recall, withdrawal or suspension of any product registration, product license, repair or overhaul license, manufacturing license, wholesale dealers license, export license or other license, approval or consent of any governmental or regulatory authority with respect to the Company or any of the Products.

(d)     There are no claims existing or to the Knowledge of the Company threatened under or pursuant to any warranty, whether express or implied, on products or services sold by the Company.  There are no claims existing and to the Knowledge of the Company there is no basis for any claim against the Company for injury to persons, animals or property as a result of the sale, distribution or manufacture of any product or performance of any service by the Company, including, but not limited to, claims arising out of the defective or unsafe nature of its products or services.  The Company has full and adequate insurance coverage for products liability claims against it.

4.21       Transactions With Affiliates.  Except as set forth on Schedule 4.21 and except for normal advances to employees consistent with past practices, payment of compensation for employment to employees consistent with past practices, and participation in scheduled Plans or Benefit Programs and Agreements by employees, the Company has not purchased, acquired or leased any property or services from, or sold, transferred or leased any property or services to, or loaned or advanced any money to, or borrowed any money from, or entered into or been subject to any management, consulting or similar agreement with, or engaged in any other significant transaction with the Company Stockholders or any other officer, director or shareholder of the Company or any of their respective Affiliates.  Except as set forth on Schedule 4.21, neither the Company Stockholders, nor any other Affiliate of the Company is indebted to the Company for money borrowed or other loans or advances, and the Company is not indebted to any such Affiliate.

19 -

4.22       Other Information.  The information furnished by the Company Stockholders and the Company to Buyer pursuant to this Agreement (including, without limitation, information contained in the exhibits hereto, the Schedules identified herein, the instruments referred to in such Schedules and the certificates and other documents to be executed or delivered pursuant hereto by the Company Stockholders and/or the Company at or prior to the Closing) is not, nor at the Closing will be, false or misleading in any material respect, or contains, or at the Closing will contain, any misstatement of material fact, or omits, or at the Closing will omit, to state any material fact required to be stated in order to make the statements therein not misleading.

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF THE PARENT AND
THE BUYER

The Parent and the Buyer hereby jointly and severally represents and warrants to the Company and the Company Stockholders that:

5.1         Corporate Existence and Qualification.  The Buyer is a corporation duly organized, validly existing and in good standing under the laws of Hungary. The Buyer has the corporate power to own, manage, lease and hold its Properties and to carry on its business as and where such Properties are presently located and such business is presently conducted; and the Buyer is qualified to do business as a foreign corporation and in good standing in each jurisdiction in which it is required by law to be so qualified.

5.2         Authority, Approval and Enforceability.  This Agreement has been duly executed and delivered by the Parent and the Buyer, and each of the Parent and the Buyer have all requisite power and legal capacity to execute and deliver this Agreement and all Exhibits executed and delivered or to be executed and delivered in connection with the transactions provided for hereby, to consummate the transactions contemplated hereby and by the Exhibits, and to perform its obligations hereunder and under the Exhibits.  This Agreement and each Exhibit to which any of the Parent  and/or the Buyer is a Party constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligation of such Party, enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency, moratorium, or similar laws and judicial decisions from time to time in effect which affect creditors’ rights generally.

20 -

5.3         The Buyer Shares and Corporate Records.

(a)      The authorized, issued and outstanding shares of capital stock of the Buyer is set forth on Schedule 5.3 annexed hereto ("the Buyer Shares"). The Parent is the record and beneficial owner of one hundred (100%) percent of the issued and outstanding of the Buyer Shares.  The Buyer Shares are owned by the Parent free and clear of all Liens.  Except for the Buyer Shares, there are no shares of capital stock or other equity securities of the Buyer authorized, issued or outstanding.  No ordinary shares of common stock or other capital shares are held in the Buyer’s treasury.

(b)     All of the outstanding Buyer Shares are duly authorized, validly issued, fully paid and non-assessable and were not issued in violation of any: (i) preemptive or other rights of any Person to acquire securities of the Buyer, or (ii) applicable Hungarian Securities Laws.  There are no outstanding subscriptions, options, convertible securities, rights (preemptive or otherwise), warrants, calls or agreements relating to any of the Buyer Shares or other shares of capital stock or other securities of the Buyer.  Upon delivery to the Company Stockholders at Closing of certificates of Minority Buyer Equity representing the Minority Interest, accompanied by stock powers duly endorsed in blank, good and valid title to the Minority Buyer Equity will pass to the Company Stockholders free and clear of all Liens of any kind, other than those arising from acts of the Parent or the Buyer.

(c)     The copies of the Articles of Incorporation and Bylaws of the Buyer provided to the Company Stockholders are true, accurate, and complete and reflect all amendments made through the date of this Agreement.  The Buyer’s stock and minute books made available to the Company Stockholders for review were correct and complete as of the date of such review, no further entries have been made through the date of this Agreement, and such minute books contain an accurate record of all shareholder and corporate actions of the shareholders and directors (and any committees thereof) of the Buyer taken by written consent or at a meeting since inception.  All corporate actions taken by the Buyer have been duly authorized or ratified.  All accounts, books, ledgers and official and other records of the Buyer fairly and accurately reflect all of the Buyer’s transactions, properties, assets and liabilities.

(d)     The Buyer does not own, directly or indirectly, any outstanding voting securities of or other interests in any other corporation, partnership, joint venture or other business entity.

5.4         No Defaults or Consents.  Except as otherwise set forth in Schedule 5.4 hereto, the execution and delivery of this Agreement and the Exhibits by the Parent and the Buyer and the performance by the Parent and the Buyer of their obligations hereunder and there under will not violate any provision of law or any judgment, award or decree or any indenture, agreement or other instrument to which the Parent and/or the Buyer is a Party, or by which the properties or assets of the Parent or the Buyer is bound or affected, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under, any such indenture, agreement or other instrument, in each case except to the extent that such violation, default or breach could not reasonably be expected to delay or otherwise significantly impair the ability of the Parties to consummate the transactions contemplated hereby.

21 -

5.5         No Buyer Defaults or Consents.  Except as otherwise set forth in Schedule 5.5 attached hereto, neither the execution and delivery of this Agreement nor the carrying out of any of the transactions contemplated hereby will:

(i)           violate or conflict with any of the terms, conditions or provisions of the charter or bylaws of the Buyer;

(ii)           violate any Legal Requirements applicable to the Buyer;

(iii)           violate, conflict with, result in a breach of, constitute a default under (whether with or without notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or give any other Party the right to terminate, any Contract or Permit binding upon or applicable to the Buyer;

(iv)           result in the creation of any Lien, charge or other encumbrance on any Properties of the Buyer; or

(v)           require either of the Parent or the Buyer to obtain or make any waiver, consent, action, approval or authorization of, or registration, declaration, notice or filing with, any private non-governmental third Party or any Governmental Authority.

5.6         No Proceedings.  Except as set forth in the Parent’s Public Filings, no suit, action or other proceeding is pending or, to the Knowledge of the Buyer and the Parent, threatened before any Governmental Authority seeking to restrain the Buyer or the Parent or prohibit their entry into this Agreement or prohibit the Closing, or seeking damages against the Buyer or its Properties as a result of the consummation of this Agreement.

5.7         Financial Statements; Liabilities; Accounts Receivable; Inventories.

(a)     Parent has delivered to Company Stockholders (i) the consolidated audited accounts of the Parent for the fiscal years ended December 31, 2006 and 2007 true and complete copies of the audited balance sheet, statement of operations and statement of cash flows and (ii) copies of the unaudited balance sheet, statement of operations and statement of cash flows of the Parent as at September 30, 2008 and for the nine months then ended (the “Parent Financial Statements”).

(b)     Buyer has delivered to Company Stockholders (i) audited accounts of Buyer for the fiscal years ended December 31, 2006 and 2007 true and complete copies of the audited balance sheet, statement of operations and statement of cash flows and (ii) copies of the unaudited balance sheet, statement of operations and statement of cash flows of Buyer as at December 31, 2008 and for the fiscal year period then ended (the “Buyer Financial Statements”) and are attached hereto as Schedule 5.7(a).  Buyer’s Financial Statements have been prepared as per U.S. GAAP (as the Parent) and Hungarian accounting standards and translated to US GAAP applied on a consistent basis throughout the periods indicated. Such Buyer Financial Statements present fairly the financial condition and results of operations of the Buyer for the dates or periods indicated thereon.

22 -

(c)     Except for (i) security interests and liens on the assets of the Buyer to secure indebtedness of the Parent and/or the Buyer not to exceed $250,000 in the aggregate; (ii) trade payables and accrued expenses incurred in the ordinary course of business, none of which are material, (iii) executory contract obligations under (x) Contracts listed on Schedule 5.12, and/or (y) Contracts not required to be listed on Schedule 5.12, (iv) the liabilities set forth in Schedule 5.7(c) and the (v) the Parent Loan Balance set forth in Schedule 2.2 attached hereto, the Buyer does not have any liabilities or obligations (whether accrued, absolute, contingent, known or otherwise, and whether or not of a nature required to be reflected or reserved against in a balance sheet in accordance with GAAP).  The Parent shall be solely responsible to retire the aforesaid indebtedness secured by the liens on the assets of the Buyer.

(d)     Except as otherwise set forth in Schedule 5.7(d), the accounts receivable reflected on the December 31, 2008 balance sheet included in the Buyers Financial Statements referenced in this Section 5.7(a)  and all of the Buyer’s accounts receivable arising since December 31, 2008 (the “Balance Sheet Date”) arose from bona fide transactions in the ordinary course of business, and the goods and services involved have been sold, delivered and performed to the account obligors, and no further filings (with governmental agencies, insurers or others) are required to be made, no further goods are required to be provided and no further services are required to be rendered in order to complete the sales and fully render the services and to entitle the Buyer to collect the accounts receivable in full.  Except as set forth in Schedule 5.7(d), no such account has been assigned or pledged to any other person, firm or corporation, and no defense or set-off to any such account has been asserted by the account obligor or exists.

(e)     As of the date of Closing the Buyer has either a positive stockholders equity or capital of not less than United States One Thousand Dollars (USD $1,000.00) equivalent in Hungarian Forinth calculated at the then current rate of exchange.

(f)     As of the date of Closing the Parent Loan Balance shall (i) bear  interest calculated at the rate of LIBOR for twelve month United States dollars interbank deposits as fixed by the BBA plus a margin of 3%, such interest to be paid annually in arrears (ii) be due and payable as to principal and any interest accrued on the fifth anniversary of the Closing Date, (iii) not be convertible into or exchangeable for capital shares of the Buyer, and (iv) be subject and subordinated to all creditors of the Buyer and its consolidated Subsidiaries, including the Company.

(g)     Except as otherwise set forth in Schedule 5.7(g), the Inventory of the Buyer as of the Closing Date shall consist of items of a quality, condition and quantity consistent with normal seasonally-adjusted Inventory levels of the Buyer and be usable and saleable in the ordinary and usual course of business for the purposes for which intended, except to the extent written down or reserved against on the Closing Date Balance Sheet.  Except as otherwise set forth in Schedule 5.7(g), the Buyer’s Inventory is valued on the Buyer’s books of account in accordance with GAAP (on an average cost basis) at the lower of cost or market, and the value of obsolete materials, materials below standard quality and slow-moving materials have been written down in accordance with GAAP.

23 -

(h) Except as provided under the provisions of the agreements described in Schedule 5.7(h), the Buyer has and will have as of the Closing Date legal and beneficial ownership of its Properties, free and clear of any and all Liens.

5.8         Absence of Certain Changes.

(a)    Except as otherwise set forth in Schedule 5.8(a) attached hereto, since the Balance Sheet Date, there has not been:

(i)       any event, circumstance or change that had or might have a material adverse effect on the business, operations, prospects, Properties, financial condition or working capital of the Buyer;

(ii)      any damage, destruction or loss (whether or not covered by insurance) that had or might have a material adverse effect on the business, operations, prospects, Properties or financial condition of the Buyer; or

(iii)     any material adverse change in the Buyer’s sales patterns, pricing policies, accounts receivable or accounts payable.

(b) Except as otherwise set forth in Schedule 5.8(b) attached hereto, since the Balance Sheet Date, the Buyer has not done any of the following:

(i)       merged into or with or consolidated with, any other corporation or acquired the business or assets of any Person;

(ii)      purchased any securities of any Person;

(iii)     created, incurred, assumed, guaranteed or otherwise become liable or obligated with respect to any indebtedness, or made any loan or advance to, or any investment in, any person, except in each case in the ordinary course of business;

(iv)     made any change in any existing election, or made any new election, with respect to any tax law in any jurisdiction which election could have an effect on the tax treatment of the Buyer or the Buyer’s business operations;

(v)     entered into, amended or terminated any material agreement;

(vi)    sold, transferred, leased, mortgaged, encumbered or otherwise disposed of, or agreed to sell, transfer, lease, mortgage, encumber or otherwise dispose of, any Properties except (i) in the ordinary course of business, or (ii) pursuant to any agreement specified in Schedule 5.8(b)(vi);

24 -

(vii)   settled any claim or litigation, or filed any motions, orders, briefs or settlement agreements in any proceeding before any court, any Governmental Authority or any arbitrator;

(viii)  incurred or approved, or entered into any agreement or commitment to make, any expenditures in excess of $5,000 (other than those arising in the ordinary course of business or those required pursuant to any agreement specified in Schedule 5.8(b)(viii);

(ix)     maintained its books of account other than in the usual, regular and ordinary manner in accordance with generally accepted accounting principles and on a basis consistent with prior periods or made any change in any of its accounting methods or practices that would be required to be disclosed under generally accepted accounting principles;

(x)      adopted any Plan or Benefit Program or Agreement, or granted any increase in the compensation payable or to become payable to directors, officers or employees (including, without limitation, any such increase pursuant to any bonus, profit-sharing or other plan or commitment), other than merit increases to non-officer employees in the ordinary course of business and consistent with past practice;

(xi)     suffered any extraordinary losses or waived any rights of material value;

(xii)    made any payment to any Affiliate or forgiven any indebtedness due or owing from any Affiliate to the Buyer;

(xiii)   (A) liquidated Inventory or accepted product returns other than in the ordinary course, (B) accelerated receivables, (C) delayed payables, or (D) changed in any material respect the Buyer’s practices in connection with the payment of payables and/or the collection of receivables;

(xiv)   engaged in any one or more activities or transactions with an Affiliate or outside the ordinary course of business;

(xv)    declared, set aside or paid any dividends, or made any distributions or other payments in respect of its equity securities, or repurchased, redeemed or otherwise acquired any such securities;

(xvi)   amended its charter or bylaws;

(xvii)  issued any capital stock or other securities, or granted, or entered into any agreement to grant, any options, convertible rights, other rights, warrants, calls or agreements relating to its capital stock; or

(xviii) committed to do any of the foregoing.

25 -

5.9         Compliance with Laws.  Except as otherwise set forth in Schedule 5.9, the Parent and the Buyer is and has been in compliance in all respects with any and all Legal Requirements applicable to the Buyer, other than failures to so comply that would not have an adverse effect on the business, operations, prospects, Properties or financial condition of the Buyer.  Except as otherwise set forth in Schedule 5.9, the Buyer (x) has not received or entered into any citations, complaints, consent orders, compliance schedules, or other similar enforcement orders or received any written notice from any Governmental Authority or any other written notice that would indicate that there is not currently compliance with all such Legal Requirements, except for failures to so comply that would not have an adverse effect on the business, operations, prospects, Properties or financial condition of the Buyer, and (y) is not in default under, and no condition exists (whether covered by insurance or not) that with or without notice or lapse of time or both would constitute a default under, or breach or violation of, any Legal Requirement or Permit applicable to the Buyer.  Without limiting the generality of the foregoing, the Buyer has not received notice of and there is no basis for, any claim, action, suit, investigation or proceeding that might result in a finding that the Buyer is not or has not been in compliance with Legal Requirements relating to (a) the development, testing, manufacture, packaging, distribution and marketing of products, (b) employment, safety and health, (c) environmental protection, building, zoning and land use and/or (d) the Foreign Corrupt Practices Act and the rules and regulations promulgated there under.

5.10       Litigation.  Except as otherwise set forth in Schedule 5.10, there are no claims, actions, suits, investigations or proceedings against the Buyer pending or, to the Knowledge of the Parent and the Buyer, threatened in any court or before or by any Governmental Authority, or before any arbitrator, that might have an adverse effect (whether covered by insurance or not) on the business, operations, prospects, Properties or financial condition of the Parent and / or the Buyer and there is no basis for any such claim, action, suit, investigation or proceeding.  Schedule 5.10 also includes a true and correct listing of all material actions, suits, investigations, claims or proceedings that were pending, settled or adjudicated during the past three financial years and up to the date of Closing.

5.11       Real Property.

(a)           Schedule 5.11(a) sets forth a list of all real property or any interest therein (including without limitation any option or other right or obligation to purchase any real property or any interest therein) currently owned, or ever owned, by the Buyer, in each case setting forth the street address and legal description of each property covered thereby (the “Owned Premises”).

(b)           Schedule 5.11(b) sets forth a list of all leases, licenses or similar agreements relating to the Buyer’s use or occupancy of real estate owned by a third Party (“Leases”), true and correct copies of which have previously been furnished to Buyer, in each case setting forth (i) the lessor and lessee thereof and the commencement date, term and renewal rights under each of the Leases, and (ii) the street address and legal description of each property covered thereby (the “Leased Premises”).  The Leases and all guaranties with respect thereto, are in full force and effect and have not been amended in writing or otherwise, and no Party thereto is in default or breach under any such Lease.  No event has occurred which, with the passage of time or the giving of notice or both, would cause a material breach of or default under any of such Leases.  Neither the Buyer nor its agents or employees have received written notice of any claimed abatements, offsets, defenses or other bases for relief or adjustment.

26 -

(c)           With respect to each Owned Premises and Leased Premises, as applicable:  (i) the Buyer has good, marketable and insurable free simple interest in the Owned Premises and a valid leasehold interest in the Leased Premises, free and clear of any Liens, encumbrances, covenants and easements or title defects that have had or could have an adverse effect on the Buyer’s use and occupancy of the Owned Premises and the Leased Premises; (ii) the portions of the buildings located on the Owned Premises and the Leased Premises that are used in the business of the Buyer are each in good repair and condition, normal wear and tear excepted, and are in the aggregate sufficient to satisfy the Buyer’s current and reasonably anticipated normal business activities as conducted thereon and, to the Knowledge of the Buyer, there is no latent material defect in the improvements on any Owned Premises, structural elements thereof, the mechanical systems (including, without limitation, all heating, ventilating, air conditioning, plumbing, electrical, utility and sprinkler systems) therein, the utility system servicing each Owned Premises and the roofs which have not been disclosed to Buyer in writing prior to the date of this Agreement; (iii) each of the Owned Premises and the Leased Premises (a) has direct access to public roads or access to public roads by means of a perpetual access easement, such access being sufficient to satisfy the current transportation requirements of the business presently conducted at such parcel; and (b) is served by all utilities in such quantity and quality as are necessary and sufficient to satisfy the current normal business activities conducted at such parcel; and (iv) the Buyer has not received notice of (a) any condemnation, eminent domain or similar proceeding affecting any portion of the Owned Premises or the Leased Premises or any access thereto, and, to the Knowledge of the Buyer, no such proceedings are contemplated, (b) any special assessment or pending improvement liens to be made by any governmental authority which may affect any of the Owned Premises or the Leased Premises, or  (c) any violations of building codes and/or zoning ordinances or other governmental regulations with respect to the Owned Premises or the Leased Premises.

5.12       Contracts.

(a)        Except as otherwise set forth in Schedule 5.12, the Buyer is not a Party to or bound by any of the following, whether written or oral:

(i)             any Contract that cannot by its terms be terminated by the Buyer with 30 days’ or less notice without penalty or whose term continues beyond one year after the date of this Agreement;

(ii)           Contract or commitment for capital expenditures by the Buyer in excess of $25,000 per calendar quarter in the aggregate;

(iii)           lease or license with respect to any Properties, real or personal, whether as landlord, tenant, licensor or licensee;

27 -

(iv)           agreement, contract, indenture or other instrument relating to the borrowing of money or the guarantee of any obligation or the deferred payment of the purchase price of any Properties;

(v)           partnership agreement;

(vi)          contract with any Affiliate of the Buyer (including the Parent);

(vii)         agreement for the sale of any assets that in the aggregate have a net book value on the Buyer’s books of greater than $25,000;

(viii)        agreement that purports to limit the Buyer’s freedom to compete freely in any line of business or in any geographic area;

(ix)           preferential purchase right, right of first refusal, or similar agreement; or

(x)            other Contract that is material to the business of the Buyer.

(b)     All of the Contracts listed or required to be listed in Schedule 5.12 are valid, binding and in full force and effect, and the Buyer has not been notified or advised by any Party thereto of such Party’s intention or desire to terminate or modify any such Contract in any respect, except as disclosed in Schedule 5.12.  Neither the Buyer nor, to the Knowledge of the Buyer, any other Party is in breach of any of the terms or covenants of any Contract listed or required to be listed in Schedule 5.12.  Following the Closing, the Buyer will continue to be entitled to all of the benefits currently held by the Buyer under each Contract listed or required to be listed in Schedule 5.12.

(c)     Except as otherwise set forth in Schedule 5.12(c), the Buyer is not a Party to or bound by any Contract or Contracts the terms of which were arrived at by or otherwise reflect less-than-arm’s-length negotiations or bargaining.

5.13       Insurance.  Schedule 5.13 hereto is a complete and correct list of all insurance policies (including, without limitation, fire, liability, product liability, workers’ compensation and vehicular) presently in effect that relate to the Buyer or its Properties, including the amounts of such insurance and annual premiums with respect thereto, all of which have been in full force and effect from and after the date(s) set forth on Schedule 5.13.  Such policies are sufficient for compliance by the Buyer with all applicable Legal Requirements and all material Contracts.  None of the insurance carriers has indicated to the Buyer an intention to cancel any such policy or to materially increase any insurance premiums (including, without limitation, workers’ compensation premiums), or that any insurance required to be listed on Schedule 5.13 will not be available in the future on substantially the same terms as currently in effect.  The Buyer has no claim pending or anticipated against any of its insurance carriers under any of such policies and, to the Knowledge of the Buyer, there has been no actual or alleged occurrence of any kind which could reasonably be expected to give rise to any such claim.  During the prior three years, all notices required to have been given by the Buyer or the Parent to any insurance Buyer have been timely and duly given, and no insurance Buyer has asserted that any claim is not covered by the applicable policy relating to such claim.

28 -

5.14       Intangible Rights.  Set forth on Schedule 5.14 is a list and description of all material foreign and domestic patents, patent rights, trademarks, service marks, trade names, brands and copyrights (whether or not registered and, if applicable, including pending applications for registration) owned, Used, licensed or controlled by the Buyer and all goodwill associated therewith.  The Buyer owns or has the right to use and shall as of the Closing Date own or have the right to use any and all information, know-how, trade secrets, patents, copyrights, trademarks, trade names, software, formulae, methods, processes and other intangible properties that are necessary or customarily Used by the Buyer for the ownership, management or operation of its Properties (“Intangible Rights”) including, but not limited to, the Intangible Rights listed on Schedule 5.14.  Except as set forth on Schedule 5.14(i) the Buyer is the sole and exclusive owner of all right, title and interest in and to all of the Intangible Rights, and has the exclusive right to use and license the same, free and clear of any claim or conflict with the Intangible Rights of others; (ii) no royalties, honorariums or fees are payable by the Buyer to any person by reason of the ownership or use of any of the Intangible Rights; (iii) there have been no claims made against the Buyer asserting the invalidity, abuse, misuse, or unenforceability of any of the Intangible Rights and no grounds for any such claims exist; (iv) the Buyer has not made any claim of any violation or infringement by others of any of its Intangible Rights or interests therein and, to the Knowledge of the Buyer, no grounds for any such claims exist; (v) the Buyer has not received any notice that it is in conflict with or infringing upon the asserted intellectual property rights of others in connection with the Intangible Rights, and neither the use of the Intangible Rights nor the operation of the Buyer’s businesses is infringing or has infringed upon any intellectual property rights of others; (vi) the Intangible Rights are sufficient and include all intellectual property rights necessary for the Buyer to lawfully conduct its business as presently being conducted; (vii) no interest in any of the Buyer’s Intangible Rights has been assigned, transferred, licensed or sublicensed by the Buyer to any person other than the Buyer pursuant to this Agreement; (viii) to the extent that any item constituting part of the Intangible Rights has been registered with, filed in or issued by, any Governmental Authority, such registrations, filings or issuances are listed on Schedule 5.14 and were duly made and remain in full force and effect; (ix) to the Knowledge of the Buyer, there has not been any act or failure to act by the Buyer or any of its directors, officers, employees, attorneys or agents during the prosecution or registration of, or any other proceeding relating to, any of the Intangible Rights or of any other fact which could render invalid or unenforceable, or negate the right to issuance of any of the Intangible Rights; (x) to the extent any of the Intangible Rights constitutes proprietary or confidential information, the Buyer has adequately safeguarded such information from disclosure; and (xi) all of the Buyer’s current Intangible Rights will remain in full force and effect following the Closing without alteration or impairment.

5.15              Equipment and Other Tangible Property.  Except as otherwise set forth on Schedule 5.15, the Buyer’s equipment, furniture, machinery, vehicles, structures, fixtures and other tangible property included in the Properties (the “Tangible Buyer Properties”), other than Inventory, is suitable for the purposes for which intended and in good operating condition and repair consistent with normal industry standards, except for ordinary wear and tear, and except for such Tangible Buyer Properties as shall have been taken out of service on a temporary basis for repairs or replacement consistent with the Buyer’s prior practices and normal industry standards.  To the Knowledge of the Buyer, the Tangible Buyer Properties are free of any structural or engineering defects, and during the past five years there has not been any significant interruption of the Buyer’s business due to inadequate maintenance or obsolescence of the Tangible Buyer Properties.

29 -

5.16        Permits; Environmental Matters.

(a)     Except as otherwise set forth in Schedule 5.16(a), the Buyer has all Permits necessary for the Buyer to own, operate, use and/or maintain its Properties and to conduct its business and operations as presently conducted and as expected to be conducted in the future.  Except as otherwise set forth in Schedule 5.16(a) , all such Permits are in effect, no proceeding is pending or, to the Knowledge of the Buyer, threatened to modify, suspend or revoke, withdraw, terminate, or otherwise limit any such Permits, and no administrative or governmental actions have been taken or, to the Knowledge of the Buyer, threatened in connection with the expiration or renewal of such Permits which could adversely affect the ability of the Buyer to own, operate, use or maintain any of its Properties or to conduct its business and operations as presently conducted and as expected to be conducted in the future.  Except as otherwise set forth in Schedule 5.16(a)(i) no violations have occurred that remain uncured, un-waived, or otherwise unresolved, or are occurring in respect of any such Permits, other than inconsequential violations, and (ii) no circumstances exist that would prevent or delay the obtaining of any requisite consent, approval, waiver or other authorization of the transactions contemplated hereby with respect to such Permits that by their terms or under applicable law may be obtained only after Closing.

(b)     Except as set forth on Schedule 5.16(b), there are no claims, liabilities, investigations, litigation, administrative proceedings, whether pending or, to the Knowledge of the Buyer, threatened, or judgments or orders relating to any Hazardous Materials (collectively called “Environmental Claims”) asserted or threatened against the Buyer or relating to any real property currently or formerly owned, leased or otherwise Used by the Buyer.  Neither the Buyer nor, to the Knowledge of the Buyer, any prior owner, lessee or operator of said real property, has caused or permitted any Hazardous Material to be used, generated, reclaimed, transported, released, treated, stored or disposed of in a manner which could form the basis for an Environmental Claim against the Buyer or the Buyer.  Except as set forth on Schedule 5.16(b), the Buyer has not assumed any liability of any Person for cleanup, compliance or required capital expenditures in connection with any Environmental Claim.

(c)     Except as set forth on Schedule 5.16(c), no Hazardous Materials are or were stored or otherwise located, and no underground storage tanks or surface impoundments are or were located, on real property currently or formerly owned, leased or used by the Buyer or, to the Knowledge of the Buyer, on adjacent parcels of real property, and no part of such real property or, to the Knowledge of the Buyer, any part of such adjacent parcels of real property, including the groundwater located thereon, is presently contaminated by Hazardous Materials.

30 -

(d)     Except as set forth on Schedule 5.16(d), the Buyer has been and is currently in compliance with all applicable Environmental Laws, including obtaining and maintaining in effect all Permits required by applicable Environmental Laws.

5.17       Banks.  Schedule 5.17 sets forth (i) the name of each bank, trust Buyer or other financial institution and stock or other broker with which the Buyer has an account, credit line or safe deposit box or vault, (ii) the names of all persons authorized to draw thereon or to have access to any safe deposit box or vault, (iii) the purpose of each such account, safe deposit box or vault, and (iv) the names of all persons authorized by proxies, powers of attorney or other like instrument to act on behalf of the Buyer in matters concerning any of its business or affairs.  Except as otherwise set forth in Schedule 5.17, no such proxies, powers of attorney or other like instruments are irrevocable.

5.18       Suppliers and Customers.  Schedule 5.18 sets forth (i) the ten principal suppliers of the Buyer from in the year 2007 and 2008 through December 31, 2008, together with the dollar amount of goods purchased by the Buyer from each such supplier during each such period, and (ii) the ten principal customers of the Buyer in the year 2007 and 2008 through December 31, 2008, together with the dollar amount of goods and/or services sold by the Buyer to each such customer during each such period.  Except as otherwise set forth in Schedule 5.18, the Buyer maintains good relations with all suppliers and customers listed or required to be listed in Schedule 5.18 as well as with governments, partners, financing sources and other Parties with whom the Buyer has significant relations, and no such Party has canceled, terminated or made any threat to the Buyer to cancel or otherwise terminate its relationship with the Buyer or to materially decrease its services or supplies to the Buyer or its direct or indirect purchase or usage of the products or services of the Buyer.

5.19       Absence of Certain Business Practices.  Neither the Buyer, the Parent nor any other Affiliate or agent of the Buyer, or any other person acting on behalf of or associated with the Buyer, acting alone or together, has (a) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, supplier, employee or agent of any customer or supplier; or (b) directly or indirectly given or agreed to give any money, gift or similar benefit to any customer, supplier, employee or agent of any customer or supplier, any official or employee of any government (domestic or foreign), or any political Party or candidate for office (domestic or foreign), or other person who was, is or may be in a position to help or hinder the business of the Buyer (or assist the Buyer in connection with any actual or proposed transaction), in each case which (i) may expose the Buyer to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, may have had an adverse effect on the assets, business, operations or prospects of the Buyer, or (iii) if not continued in the future, may adversely affect the assets, business, operations or prospects of the Buyer.

5.20       Products, Services and Authorizations.

(a)        Each Product designed, manufactured, repaired or serviced by the Buyer has been designed, manufactured, repaired or serviced in accordance with (i) the specifications under which the Product is normally and has normally been manufactured, and (ii) the provisions of all applicable laws, policies, guidelines and any other governmental requirements.

31 -

(b)        Schedule 5.20(b) sets forth (i) a list of all Products which at any time have been recalled, withdrawn or suspended by the Buyer, whether voluntarily or otherwise, including the date recalled, withdrawn or suspended and a brief description of all completed or pending proceedings seeking the recall, withdrawal, suspension or seizure of any Product, (ii) a brief description of all completed or pending proceedings seeking the recall, withdrawal, suspension or seizure of any Product, and (iii) a list of all regulatory letters received by the Buyer or the Parent or any of its agents relating to the Buyer or any of the Products or the Buyer’s establishments.

(c)        There exists no set of facts which could reasonably be expected to furnish a basis for the recall, withdrawal or suspension of any product registration, product license, repair or overhaul license, manufacturing license, wholesale dealers license, export license or other license, approval or consent of any governmental or regulatory authority with respect to the Buyer or any of the Products.

(d)        There are no claims existing or threatened under or pursuant to any warranty, whether express or implied, on products or services sold by the Buyer.  There are no claims existing and there is no basis for any claim against the Buyer for injury to persons, animals or property as a result of the sale, distribution or manufacture of any product or performance of any service by the Buyer, including, but not limited to, claims arising out of the defective or unsafe nature of its products or services.  The Buyer has full and adequate insurance coverage for products liability claims against it.

5.21        Transactions With Affiliates.  Except as set forth on Schedule 5.21 and except for normal advances to employees consistent with past practices, payment of compensation for employment to employees consistent with past practices, and participation in scheduled Plans or Benefit Programs and Agreements by employees, the Buyer has not purchased, acquired or leased any property or services from, or sold, transferred or leased any property or services to, or loaned or advanced any money to, or borrowed any money from, or entered into or been party to any management, consulting or similar agreement with, or engaged in any other significant transaction with the Parent or any other officer, director of the Buyer or any of their respective Affiliates.  Except as set forth on Schedule 5.21, neither the Parent, nor any other Affiliate of the Buyer is indebted to the Buyer for money borrowed or other loans or advances, and the Buyer is not indebted to any such Affiliate.

5.22        Other Information.  The information furnished by the Parent and the Buyer to the Company and the Company Stockholders pursuant to this Agreement (including, without limitation, information contained in the exhibits hereto, the Schedules identified herein, the instruments referred to in such Schedules and the certificates and other documents to be executed or delivered pursuant hereto by the Parent and/or the Buyer at or prior to the Closing) is not, nor at the Closing will be, false or misleading in any material respect, or contains, or at the Closing will contain, any misstatement of material fact, or omits, or at the Closing will omit, to state any material fact required to be stated in order to make the statements therein not misleading.

32 -

Notwithstanding anything to the contrary contained in this Article V, the Parent and the Buyer shall be deemed to have made adequate disclosure to the Company and the Company Stockholders with respect to any item required to be listed on a Schedule set forth in this Article V, if such information is contained in the Parent Public Filings which have been furnished to the Company Stockholders and their legal representatives.

ARTICLE VI. COVENANTS AND AGREEMENTS OF THE PARTIES

A.)          With regard to the Company and the Company Stockholders the Company and the Company Stockholders hereto do hereby covenant and agree, as follows:

6.1          Buyer’s Access to Information and Properties.  The Company Stockholders and the Company shall permit Buyer and its authorized employees, agents, accountants, legal counsel and other representatives to have access to the books, records, employees, counsel, accountants, engineers and other representatives of the Company at all times reasonably requested by Buyer for the purpose of conducting an investigation of the Company’s financial condition, corporate status, operations, prospects, business and Properties.  The Company shall make available to Buyer for examination and reproduction all documents and data of every kind and character relating to the Company in possession or control of, or subject to reasonable access by, the Company and/or the Company Stockholders, including, without limitation, all files, records, data and information relating to the Properties (whether stored in paper, magnetic or other storage media) and all agreements, instruments, contracts, assignments, certificates, orders, and amendments thereto.  Also, the Company shall allow Buyer access to, and the right to inspect, the Properties, except to the extent that such Properties are operated by a third-Party operator, in which case the Company shall use its best efforts to cause the operator of such Properties to allow Buyer access to, and the right to inspect, such Properties.

6.2          Company’s Conduct of Business and Operations.  The Company Stockholders shall keep Buyer advised as to all material operations and proposed material operations relating to the Company.  The Company shall (a) conduct its business in the ordinary course, (b) keep available the services of present employees, (c) maintain and operate its Properties in a good and workmanlike manner, (d) pay or cause to be paid all costs and expenses (including but not limited to insurance premiums) incurred in connection therewith in a timely manner, (e) use reasonable efforts to keep all Contracts listed or required to be listed on Schedule 4.13 in full force and effect, (f) comply with all of the covenants contained in all such material Contracts, (g) maintain in force until the Closing Date insurance policies equivalent to those in effect on the date hereof, and (h) comply in all material respects with all applicable Legal Requirements.  Except as otherwise contemplated in this Agreement, the Company will use its best efforts to preserve the present relationships of the Company with persons having significant business relations therewith.

6.3          General Restrictions.  Except as otherwise expressly permitted in this Agreement, between the date of this Agreement and the Closing Date, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, the Company shall not do any of the following, and the Company Stockholders shall not permit the Company to do any of the following:

33 -

(i)           declare, set aside or pay any dividends, or make any distributions or other payments in respect of its equity securities, or repurchase, redeem or otherwise acquire any such securities;

(ii)           merge into or with or consolidate with, any other corporation or acquire the business or assets of any person;

(iii)          purchase any securities of any person;

(iv)          amend its charter or bylaws (unless otherwise required by the present agreement);

(v)           issue any capital stock or other securities, or grant, or enter into any agreement to grant, any options, convertibility rights, other rights, warrants, calls or agreements relating to its securities;

(vi)          create, incur, assume, guarantee or otherwise become liable or obligated with respect to any indebtedness, or make any loan or advance to, or any investment in, any person, except in each case in the ordinary course of business;

(vii)         make any change in any existing election, or make any new election, with respect to any tax law in any jurisdiction which election could have an effect on the tax treatment of the Company or the Company’s business operations;

(viii)       enter into, amend or terminate any material agreement except in the ordinary course of business consistent with past business practices;

(ix)          sell, transfer, lease, mortgage, encumber or otherwise dispose of, or agree to sell, transfer, lease, mortgage, encumber or otherwise dispose of, any Properties except (i) in the ordinary course of business, or (ii) pursuant to any agreement specified in Schedule 4.13;

(x)           settle any material claim or litigation, or file any material motions, orders, briefs or settlement agreements in any proceeding before any Governmental Authority or any arbitrator;

(xi)          other than in the ordinary course of business consistent with past practices, incur or approve, or enter into any agreement or commitment to make, any expenditures in excess of $50,000 (other than those required pursuant to any agreement specified in Schedule 4.13);

(xii)         maintain its books of account other than in the usual, regular and ordinary manner in accordance with generally accepted accounting principles and on a basis consistent with prior periods or make any change in any of its accounting methods or practices;

34 -

(xiii)        make any change, whether written or oral, to any agreement or understanding with any of the suppliers or customers listed except in the ordinary course of business consistent with past business practices; or required to be listed on Schedule 4.19;

(xiv)        accelerate or delay collection of any notes or accounts receivable in advance of or beyond their regular due dates or the dates when they would have been collected in the ordinary course of business consistent with past practices;

(xv)         delay or accelerate payment of any accrued expense, trade payable or other liability beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of business consistent with past practices;

(xvi)        allow its levels of inventory to vary in any material respect from the levels customarily maintained;

(xvii)       adopt any Plan or Benefit Program or Agreement or increase the compensation payable to any employee (including, without limitation, any increase pursuant to any bonus, profit-sharing or other incentive plan or commitment);

(xviii)      become a Party to or bound by any of the arrangements described in Section 4.13(a), whether written or oral;

(xix)         engage in any one or more activities or transactions outside the ordinary course of business;

(xx)          enter into any transaction or make any commitment which could result in any of the representations, warranties or covenants of the Company and/or Company Stockholders contained in this Agreement not being true and correct after the occurrence of such transaction or event; or

(xxi)         commit to do any of the foregoing.

6.4          Notice Regarding Changes.  The Company Stockholders shall promptly inform Buyer in writing of any change in facts and circumstances that could render any of the representations and warranties made herein by the Company and/or the Company Stockholders inaccurate or misleading if such representations and warranties had been made upon the occurrence of the fact or circumstance in question.  The Buyer shall promptly inform the Company Stockholders in writing of any change in facts and circumstances that could render any of the representations and warranties made herein by it inaccurate or misleading if such representations and warranties had been made upon the occurrence of the fact or circumstance in question.

6.5          Maintenance of Insurance Policies.  The Company shall take all actions necessary or appropriate to cause any and all insurance coverage currently carried by or for the benefit of the Company to remain in full force and effect.

35 -

6.6          Casualty Loss.  If, between the date of this Agreement and the Closing, any of the Properties of the Company shall be destroyed or damaged in whole or in part by fire, earthquake, flood, other casualty or any other cause, then the Company shall, at Buyer’s election, (i) cause such Properties to be repaired or replaced prior to the Closing with Properties of substantially the same condition and function, , or (ii) enter into contractual arrangements satisfactory to Buyer so that the Company will have at the Closing the same economic value as if such casualty had not occurred.

6.7          Employee Matters.

(a)        The Company shall permit Buyer to contact and make arrangements with the Company’s employees for the purpose of assuring their continued employment by the Company after the Closing and for the purpose of ensuring the continuity of the Company’s business, and the Company agrees not to discourage any such employees from consulting with Buyer.

(b)        The Company shall use its best efforts to keep available the services of its present employees through the Closing Date.

(c)         On or before the Closing Date, the Company Stockholders, the Buyer and the Company shall have established an employee bonus and/or equity incentive program for key employees of the Company (other than the Company Stockholders) that shall be acceptable to the Parties hereto.

6.8          No Shop.  From the date of this Agreement until the earlier of (i) the Closing Date, or (ii) the termination of this Agreement, the Company shall not, and the Company Stockholders shall not cause the Company’s officers, directors, employees and other agents to, directly or indirectly, take any action to solicit, initiate or encourage any offer or proposal or indication of interest in a merger, consolidation or other business combination involving any equity interest in, or a substantial portion of the assets of the Company, other than in connection with the transactions contemplated by this Agreement.  The Company shall immediately advise the Buyer of the terms of any offer, proposal or indication of interest that it receives or otherwise becomes aware of.

6.9          Employment Agreements. On the Closing Date (a) the Buyer shall enter into an employment agreement with I. Krafcsik, substantially in the form of Exhibit A-1 annexed hereto and made a part hereof, and (b) the Buyer shall enter into an employment agreement with A. Horvath, substantially in the form of Exhibit A-2 annexed hereto and made a part hereof (the “Employment Agreements”).

6.10        Legal Opinions.   On the Closing Date, the Company shall furnish to the Buyer, in form and content satisfactory to Buyer and its counsel, the favorable legal opinion of Dr. David Aliz, Dessewffy David, Esqs., legal counsel to the Company and the Company Stockholders, with respect to the matters set forth in Section 4.1 through Section 4.4 of this Agreement.  In rendering such opinions, such counsel may rely as to factual matters on certificates of officers and directors of the Company and on certificates of governmental officials.

36 -

6.11        Audited Financial Statements and Company Backlog Requirement.

(a)           On or before April 30, 2009 or as soon thereafter as is practicable, the Company shall deliver to the Buyer and the Parent the Audited Financial Statements of the Company contemplated by Section 4.7(f) of this Agreement.

(b)           On the Closing Date, the Company shall have a backlog of firm equipment orders reasonably acceptable to the Buyer of a minimum of 6 Megawatts, the delivery and installation of which will generate a turnover of US$ 12,000,000 and an anticipated profit contribution of USD $3,000,000 during the twelve month period following the Closing Date.

B.)          With regard to the Parent and the Buyer the Parent and the Buyer do hereto do hereby covenant and agree, as follows:

6.12        Company Stockholders' Access to Information and Properties.  The Parent and the Buyer shall permit the Company Stockholders and its authorized employees, agents, accountants, legal counsel and other representatives to have access to the books, records, employees, counsel, accountants, engineers and other representatives of the Buyer at all times reasonably requested by the Company Stockholders for the purpose of conducting an investigation of the Buyers' financial condition, corporate status, operations, prospects, business and Properties.  The Buyer shall make available to the Company Stockholders for examination and reproduction all documents and data of every kind and character relating to the Buyer in possession or control of, or subject to reasonable access by, the Parent and/or the Buyer, including, without limitation, all files, records, data and information relating to the Properties (whether stored in paper, magnetic or other storage media) and all agreements, instruments, contracts, assignments, certificates, orders, and amendments thereto.  Also, the Buyer shall allow the Company Stockholders access to, and the right to inspect, the Properties, except to the extent that such Properties are operated by a third-Party operator, in which case the Buyer shall use its best efforts to cause the operator of such Properties to allow the Company Stockholders access to, and the right to inspect, such Properties.

6.13        Buyers’s Conduct of Business and Operations.  The Parent and the Buyer shall keep the Company Stockholders advised as to all material operations and proposed material operations relating to the Buyer and shall conduct its business in the ordinary course consistent with past business practices

6.14        General Restrictions.  Except as otherwise expressly permitted in this Agreement, between the date of this Agreement and the Closing Date, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, the Buyer shall not do any of the following, and the Parent shall not permit the Buyer to do any of the following:

(i) declare, set aside or pay any dividends, or make any distributions or other payments in respect of its equity securities, or repurchase, redeem or otherwise acquire any such securities;

37 -

(ii)           merge into or with or consolidate with, any other corporation or acquire the business or assets of any person;

(iii)          purchase any securities of any person;

(iv)          amend its charter or bylaws;

(v)           issue any capital stock or other securities, or grant, or enter into any agreement to grant, any options, convertibility rights, other rights, warrants, calls or agreements relating to its securities;

(vi)         create, incur, assume, guarantee or otherwise become liable or obligated with respect to any indebtedness, or make any loan or advance to, or any investment in, any person, except in each case in the ordinary course of business;

(vii)         enter into, amend or terminate any material agreement except in the ordinary course of business;

(viii)       sell, transfer, lease, mortgage, encumber or otherwise dispose of, or agree to sell, transfer, lease, mortgage, encumber or otherwise dispose of, any Properties except (i) in the ordinary course of business, or (ii) pursuant to any agreement specified in Schedule 5.13(viii);

(ix)          settle any material claim or litigation, or file any material motions, orders, briefs or settlement agreements in any proceeding before any Governmental Authority or any arbitrator;

(x)           other than in the ordinary course of business consistent with past practices, incur or approve, or enter into any agreement or commitment to make, any expenditures in excess of $50,000 (other than those required pursuant to any agreement specified in Schedule 5.13(x);

(xi)          maintain its books of account other than in the usual, regular and ordinary manner in accordance with generally accepted accounting principles and on a basis consistent with prior periods or make any change in any of its accounting methods or practices;

(xii)         make any change, whether written or oral, to any agreement or understanding with any of the suppliers or customers listed or required to be listed on Schedule 5.19;

(xiii)        accelerate or delay collection of any notes or accounts receivable in advance of or beyond their regular due dates or the dates when they would have been collected in the ordinary course of business consistent with past practices;

(xiv)        delay or accelerate payment of any accrued expense, trade payable or other liability beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of business consistent with past practices;

38 -

(xv)         allow its levels of inventory to vary in any material respect from the levels customarily maintained;

(xvi)        adopt any Plan or Benefit Program or Agreement or increase the compensation payable to any employee (including, without limitation, any increase pursuant to any bonus, profit-sharing or other incentive plan or commitment);

(xvii)       become a Party to or bound by any of the arrangements described in Section 5.13(a) , whether written or oral;

(xviii)      engage in any one or more activities or transactions outside the ordinary course of business;

(xix)         enter into any transaction or make any commitment which could result in any of the representations, warranties or covenants of the Company and/or Company Stockholders contained in this Agreement not being true and correct after the occurrence of such transaction or event; or

(xx)          commit to do any of the foregoing.

6.15        Notice Regarding Changes.  The Buyer shall promptly inform the Company Stockholders in writing of any change in facts and circumstances that could render any of the representations and warranties made herein by the Parent and/or the Buyer inaccurate or misleading if such representations and warranties had been made upon the occurrence of the fact or circumstance in question.  The Buyer shall promptly inform the Company Stockholders in writing of any change in facts and circumstances that could render any of the representations and warranties made herein by it inaccurate or misleading if such representations and warranties had been made upon the occurrence of the fact or circumstance in question.

6.16        Maintenance of Insurance Policies.  The Buyer shall take all actions necessary or appropriate to cause any and all insurance coverage currently carried by or for the benefit of the Buyer to remain in full force and effect.

6.17        Casualty Loss.  If, between the date of this Agreement and the Closing, any of the Properties of the Buyer shall be destroyed or damaged in whole or in part by fire, earthquake, flood, other casualty or any other cause, then the Buyer shall, at Company Stockholders’ election, (i) cause such Properties to be repaired or replaced prior to the Closing with Properties of substantially the same condition and function, (ii) deposit in a separate account an amount sufficient to cause such Properties to be so repaired or replaced, or (iii) enter into contractual arrangements satisfactory to Company Stockholders so that the Buyer will have at the Closing the same economic value as if such casualty had not occurred.

6.18        No Shop.  From the date of this Agreement until the earlier of (i) the Closing Date, or (ii) the termination of this Agreement, the Parent shall not, and the Parent shall not cause the Buyer and the Buyer shall not and its officers, directors, employees and other agents to, directly or indirectly, shall not take any action to solicit, initiate or encourage any offer or proposal or indication of interest in a merger, consolidation or other business combination involving any equity interest in, or a substantial portion of the assets of the Buyer, other than in connection with the transactions contemplated by this Agreement.  The Parent and the Buyer shall immediately advise the Company Stockholders of the terms of any offer, proposal or indication of interest that it receives or otherwise becomes aware of.

39 -

6.19        Legal Opinions.    On the Closing Date, the Buyer shall furnish to the Company Stockholders, in form and content satisfactory to the Company Stockholders and its counsel, the favorable legal opinion of Hodgson Russ LLP and Norr Stiefenhofer Lutz, legal counsel to the Parent and the Parent and the Buyer, respectively, with respect to the matters contemplated by Section 7.1(g) of this Agreement.

C.)          All the Parties hereto do hereby covenant and agree, as follows:

6.20        Settlement of EPV Solar Agreements.    Unless this condition shall be waived by mutual agreement of all Parties, on or before the Closing Date, the Parent or the Buyer shall have terminated the provisions of Article 6 of agreements between the Buyer and Energy Photovoltaics, Inc. (“EPV Solar”) dated September 23, 2002 and December 29, 2005 (collectively the “EPV Solar Agreements”) or shall have entered into such settlement agreement or other business arrangement with EPV Solar as shall be reasonably acceptable to the Parties hereto.

6.21        Ensure Conditions Met.  Subject to the terms and conditions of this Agreement, each of the Parties hereto shall use all reasonable commercial efforts to take or cause to be taken all actions and do or cause to be done all things required under applicable Legal Requirements in order to consummate the transactions contemplated hereby, including, without limitation, (i) obtaining all Permits, authorizations, consents and approvals of any Governmental Authority or other person which are required for or in connection with the consummation of the transactions contemplated hereby and by the Exhibits, (ii) taking any and all reasonable actions necessary to satisfy all of the conditions to each Party’s obligations hereunder as set forth in Article VI, and (iii) executing and delivering all agreements and documents required by the terms hereof to be executed and delivered by such Party on or prior to the Closing.

6.22        Payment of Transaction Expenses and Bonuses.    The Company Stockholders and the Company, the Parent and the Buyer  hereby agree that: (a) all legal, accounting and other transaction expenses incurred by the Buyer, the Parent, the Company Stockholders and/or the Company in connection with the transactions contemplated by this Agreement, including the audit of the Audited Financial Statements of the Company (collectively, “Transaction Expenses”) shall be borne by the Buyer  and (b) all Taxes to be incurred by the Company or the Company Stockholders in connection with the transactions contemplated by this Agreement, and all bonuses, incentive payments and other remuneration (in excess of current salaries) payable to the principal executive and any other member of the management of the Company (the “Bonus Compensation”), paid or payable by the Company shall be borne solely by the Company Stockholders.  In such connection, the Parties acknowledge that through February 28, 2009 a total of (U.S.) $167,696.71 in accrued and unpaid legal fees are invoiced to the Buyer by Hodgson Russ LLP..  The accepted legal fees shall be paid by the Buyer as follows: (a) $75,000 on April 15, 2009, and (b) the balance in three equal monthly installments commencing May 15, 2009.

40 -

6.23        Corporate Services Agreement.    The Parties hereto do hereby acknowledge that on the Closing Date, the Buyer and the Company will enter into a corporate services agreement with the Parent, in the form of Exhibit 2 to the Shareholders Agreement made a part hereof (the “Corporate Services Agreement”), pursuant to which the Parent shall be paid the sum of $450,000 per year to cover certain corporate overhead, executive management and professional advisory services provided by the Parent to the Buyer and the Company.

 6.24       Inter-Company Services Agreement.    The Parties hereto do hereby acknowledge that on the Closing Date, the Buyer and the Company will enter into an inter-company services agreement with Solar Thin Power, Inc., a majority owned subsidiary of the Parent (“Solar Thin Power”), in the form of Exhibit C annexed hereto and made a part hereof (the “Inter-Company Services Agreement”).

ARTICLE VII. CONDITIONS TO PARTIES’ OBLIGATIONS

7.1          Conditions to Obligations of the Company and the Company Stockholders.  The obligations of the Company Stockholders and the Company to carry out the transactions contemplated by this Agreement are subject, at the option of the Company Stockholders and the Company, to the satisfaction or waiver of the following conditions:

(a)        Buyer shall have furnished Company Stockholders with a certified copy of all necessary board of directors and corporate action on its behalf approving its execution, delivery and performance of this Agreement.

(b)        All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the Closing, and Parent and Buyer shall have performed and satisfied in all material respects all covenants and agreements required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing.

(c)        Except for matters disclosed in Schedule 5.9(a) or Schedule 5.9(b) attached hereto, since the December 31, 2008 Balance Sheet Date and up to and including the Closing, there shall not have been any event, circumstance, change or effect that, individually or in the aggregate, had or might have a material adverse effect on the Buyer’s business, operations, prospects, Properties or financial condition.

(d)        The Company Stockholders shall have completed its due diligence investigation, and the results thereof shall not have revealed that any of the representations of the Buyer or the Parent set forth herein are untrue or incorrect in any respect or otherwise be unsatisfactory to the Company Stockholders

(e)        All proceedings to be taken by the Buyer in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in form and substance to the Company Stockholders and its counsel, and the Company Stockholders and said counsel shall have received all such counterpart originals or certified or other copies of such documents as it or they may reasonably request.

41 -

(f)         As of the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by or on behalf of the Company, or Company Stockholders) shall be pending or threatened before any Governmental Authority seeking to restrain the Company or prohibit the Closing or seeking Damages against the Company as a result of the consummation of this Agreement.

(g)        The Company Stockholders and the Company shall have received the opinion(s) of Norr Stiefenhofer Lutz and Hodgson Russ, LLP, counsel to Buyer, dated as of the Closing Date, in form and substance reasonably satisfactory to the Company, with respect to the matters set forth in Sections 5.1, 5.2 and 5.3(i).  In rendering such opinion, such legal counsel may rely as to factual matters on certificates of officers and directors of Buyer and on certificates of governmental officials, and (i) as to matters of Hungarian law, on the legal opinion of Norr Stiefenhofer Lutz, and (ii) as to matters of United States law, on the legal opinion of Hodgson Russ LLP.

(h)        The Buyer shall have made the deliveries set forth in Section 3.3 above.

(i)         A condition precedent to Closing will be:

(A)          The transactions contemplated by Section 2.2 and by Section 2.3. of this Agreement shall have been completed; and

 (B)          Buyer shall have executed and delivered the Employment Agreements of Istvan Krafcsik and Attila Horvath in the form attached hereto as Exhibit A-1 and Exhibit A-2, respectively.

(j)         The Parent, the Buyer shall have executed and delivered to the Company Stockholders a shareholders agreement between the Parent, the Buyer and the Company Stockholders, to be executed and delivered on the Closing Date. and in substantially the form annexed hereto as Exhibit B and made a part hereof (the “Shareholders Agreement”).

(k)         The Parent and the Buyer shall have made the deliveries contemplated by Section 3.3 of this Agreement.

7.2          Conditions to Obligations of the Parent and the Buyer.  The obligations of the Parent and the Buyer to carry out the transactions contemplated by this Agreement are subject, at the option of the Parent and the Buyer, to the satisfaction, or waiver by the Parent and the Buyer, of the following conditions:

(a)         All representations and warranties of the Company and the Company Stockholders contained in this Agreement shall be true and correct in all material respects at and as of the Closing, and the Company and the Company Stockholders shall have performed and satisfied in all material respects all agreements and covenants required by this Agreement to be performed and satisfied by them at or prior to the Closing.

42 -

(b)       As of the Closing Date, no suit, action or other proceeding (excluding any such matter initiated by or on behalf of the Parent or the Buyer) shall be pending or threatened before any court or governmental agency seeking to restrain the Parent or the Buyer or prohibit the Closing or seeking Damages against the Parent or the Buyer or the Company or its Properties as a result of the consummation of this Agreement.

(c)        Except for matters disclosed in Schedule 4.9(a) or Schedule 4.9(b) attached hereto, since the Balance Sheet Date and up to and including the Closing, there shall not have been any event, circumstance, change or effect that, individually or in the aggregate, had or might have a material adverse effect on the Company’s business, operations, prospects, Properties or financial condition.

(d)       The Buyer shall have received the opinion of legal counsel to the Company and the Company Stockholders referred to in Section 6.11 above, dated as of the Closing Date, addressed to the Buyer and the Parent and in form and substance reasonably satisfactory to the Buyer and the Parent.

(e)       Each of the Company Stockholders and the Company shall have furnished Buyer with a certified copy of all necessary corporate or other action on its behalf approving the Company’s execution, delivery and performance of this Agreement.

(f)       All agreements, commitments and understandings between the Company and any Affiliate thereof shall have been terminated in all respects on terms satisfactory to Buyer, and all obligations, claims or entitlements thereunder shall be unconditionally waived and released by such Affiliates and written evidence thereof satisfactory in form and substance to Buyer shall have been delivered to Buyer.

(g)       The Buyer shall have completed its due diligence investigation, and the results thereof shall not have revealed that any of the representations of the Company or the Company Stockholders set forth herein are untrue or incorrect in any respect or otherwise be unsatisfactory to Buyer.

(h)       All proceedings to be taken by the Company in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in form and substance to Buyer and its counsel, and Buyer and said counsel shall have received all such counterpart originals or certified or other copies of such documents as it or they may reasonably request.

(i)       No proceeding in which the Buyer, the Company Stockholders or the Company shall be a debtor, defendant or Party seeking an order for its own relief or reorganization shall have been brought or be pending by or against such person under any United States or state bankruptcy or insolvency law.

43 -

(j)       The Company shall be free and clear of all debt and liabilities (other than such debts and liabilities and Funded Indebtedness incurred in the ordinary course of its business as are acceptable to Buyer based on its due diligence) and that no dividends or other distributions to NPI or other Company Stockholders will have been made prior to the Closing Date.

(l)       On the Closing Date, I. Krafcsik and A. Horvath shall have each executed and delivered the Employment Agreements.

(m)       On the Closing Date, the Company Stockholders (including I. Krafcsik and A. Horvath) shall have executed and delivered to the Parent and the Buyer the Shareholders Agreement .

(n)       The Company Stockholders shall have made the deliveries contemplated by Section 3.2 of this Agreement.

(o)       The Company shall have delivered to the Buyer and the Parent the Audited Financial Statements as contemplated by Section 4.7(f) and Section 6.11(a) of this Agreement.

ARTICLE VIII.   POST-CLOSING AGREEMENTS AND OBLIGATIONS

8.1          Further Assurances.  Following the Closing, the Company, the Company Stockholders, the Buyer and the Parent shall execute and deliver such documents, and take such other action, as shall be reasonably requested by any other Party hereto to carry out the transactions contemplated by this Agreement.

8.2          Publicity.  None of the Parties hereto shall issue or make, or cause to have issued or made, any public release or announcement concerning this Agreement or the transactions contemplated hereby, without the advance approval in writing of the form and substance thereof by each of the other Parties, except as and to the extent required by law (in which case, so far as possible, there shall be consultation among the Parties prior to such announcement), and the Parties shall endeavor jointly to agree on the text of any announcement or circular so approved or required.

8.3          Post-Closing Indemnity

8.3.1  From and after the Closing, the Company Stockholders shall indemnify and hold harmless the Company, the Parent, the Buyer and their Affiliates, directors, officers and employees from and against any and all Damages in accordance with and subject to the limitations set forth in Section 10.1 of this Agreement.

8.3.2           From and after the Closing, the Parent shall indemnify and hold harmless the Company Stockholders, Buyer, the Company and their Affiliates, directors, officers and employees from and against any and all Damages in accordance with and subject to the limitations set forth in Section 10.2 of this Agreement.

44 -

8.4          Non-Competition, Non-Solicitation and Non-Disclosure.

(a)         General.  In order to induce the Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Company Stockholders do each hereby covenant and agree as follows:

(i)      Without the prior written consent of the Buyer, none of the Company Stockholders or any of their Affiliates shall, for a period of five (5) years from and after the Closing Date:

(A) directly or indirectly acquire or own in any manner any interest in any person, firm, partnership, corporation, association or other entity which engages or plans to engage in any facet of the business of the Company or which competes or plans to compete in any way with the “Business” (as hereinafter defined) of the Buyer, the Company, the Parent or any of the direct or indirect subsidiaries or joint venture partners of the Buyer, the Company or the Parent (collectively, the “STF Companies”), anywhere in the world (the “Territory”);

(B) be employed by or serve as an employee, agent, officer, director of, or as a consultant to, any person, firm, partnership, corporation, association or other entity which engages or plans to engage in any facet of the Business of the STF Companies or which competes or plans to compete in any way with Business of the STF Companies within the Territory, or

(C) utilize his special knowledge of the business of the Company and his or its relationships with customers, suppliers and others to compete with STF Companies in the Business;

provided, however, that nothing herein shall be deemed to prevent the Company Stockholders from acquiring through market purchases and owning, solely as an investment, less than three percent (3%) in the aggregate of the equity securities of any class of any issuer whose shares are registered under §12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and are listed or admitted for trading on any United States national securities exchange or are quoted on the National Association of Securities Dealers Automated Quotation System, or any similar system of automated dissemination of quotations of securities prices in common use, so long as Company Stockholders is not a member of any “control group” (within the meaning of the rules and regulations of the United States Securities and Exchange Commission) of any such issuer.

As used herein the term “Business” shall mean the manufacture, assembly, sale or distribution, individually and/or with third Persons, of equipment to manufacture solar panels or modules of all kinds, (b) the manufacture, assembly sale or distribution, individually and/or with third Persons, of solar panels or modules, and (c) the manufacture, assembly, installation and/or operation, individually and/or with third Persons, of turn-key solar panel manufacturing facilities.

45 -

The Company Stockholders acknowledge and agree that the covenants provided for in this Section 8.4(a) are reasonable and necessary in terms of time, area and line of business to protect the Company’s Trade Secrets.  The Company Stockholders further acknowledge and agree that such covenants are reasonable and necessary in terms of time, area and line of business to protect the Company’s legitimate business interests, which include its interests in protecting the Company’s (i) valuable confidential business information, (ii) substantial relationships with customers throughout the United States, Europe, Asia and the world, and (iii) customer goodwill associated with the ongoing business of the Company.  Company Stockholders expressly authorizes the enforcement of the covenants provided for in this Section 8.4(a) by (A) the Company and its subsidiaries, (B) the Company’s permitted assigns, and (C) any successors to the Company’s business.  To the extent that the covenants provided for in this Section 8.4(a) may later be deemed by a court to be too broad to be enforced with respect to its duration or with respect to any particular activity or geographic area, the court making such determination shall have the power to reduce the duration or scope of the provision, and to add or delete specific words or phrases to or from the provision.  The provision as modified shall then be enforced.

(ii) Without the prior consent of Buyer, for a period of five (5) years from the Closing Date, the Company Stockholders shall not directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity: (i) attempt to employ or enter into any contractual arrangement with any employee or former employee of any of the STF Companies, unless such employee or former employee has not been employed by one or more of the STF Companies for a period in excess of nine months, and/or (ii) call on or solicit any of the actual or targeted prospective customers or clients of any of the STF Companies, nor shall the Company Stockholders make known the names and addresses of such customers or any information relating in any manner to the STF Companies business relationships with such customers.

(iii) The Company Stockholders shall not at any time divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any Confidential Information pertaining to the STF Companies.  Any confidential information or data now known or hereafter acquired by any of the Company Stockholders with respect to any of the STF Companies shall be deemed a valuable, special and unique asset of such STF Companies that is received by the Company Stockholders in confidence and as a fiduciary, and the Company Stockholders shall remain a fiduciary to each of the STF Companies with respect to all of such information.

(b)           Injunction.     It is recognized and hereby acknowledged by the Parties hereto that a breach or violation by either the Company Stockholders of any or all of the covenants and agreements contained in this Section 8.4 may cause irreparable harm and damage to Buyer in a monetary amount which may be virtually impossible to ascertain.  As a result, each of the Company Stockholders recognizes and hereby acknowledges that Buyer or any one or more of the other STF Companies shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any breach or violation of any or all of the covenants and agreements contained in this Section 8.4 by either the Company Stockholders, and/or its or his associates, Affiliates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other rights or remedies the Buyer or such STF Companies may possess hereunder, at law or in equity.  Nothing contained in this Section 8.4 shall be construed to prevent Buyer of any of the STF Companies from seeking and recovering from the Company Stockholders damages sustained by it as a result of any breach or violation by the Company Stockholders of any of the covenants or agreements contained herein.

46 -

(c)           Termination of Covenants.        Notwithstanding the provisions of this Section 8.4, the covenants and obligations of the Company Stockholders set forth in this Section 8.4 shall terminate in the event, and only in the event, that a court of competent jurisdiction from which no appeal can or shall be taken shall determine that the Parent or the Buyer has committed (and shall have failed to cure within 30 days of written notice of such breach) a breach or violation of one or more of the employer’s covenants and agreements set forth in the five (5) year Employment Agreements, that involves (i) a material change without just cause in the nature of such Company Stockholder’s duties under his Employment Agreement, (ii) the failure by the Company to timely pay the compensation to which the Company Stockholders is entitled to receive under his Employment Agreement, or (iii) another act or omission by the Company that is sufficiently material to have justified the Company Stockholders to unilaterally terminate such Employment Agreement.

ARTICLE IX. TAX MATTERS

9.1          Company Representations and Obligations Regarding Taxes.  The Company represents and warrants to and agree with the Buyer as follows:

(a)   The Company has filed all Tax Returns that it was required to file.  All such Tax Returns were, to the Knowledge of the Company Stockholders, correct and complete in all respects.  All Taxes owed by the Company (whether or not shown on any Tax Return and whether or not any Tax Return was required) have been paid. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return.  No claim has ever been made by a taxing authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  There are no liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax, except for liens for Taxes not yet due.

(b)   To the Knowledge of the Company Stockholders, the Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third Party.

(c)    Schedule 9.1(c) sets forth the following information with respect to the Company as of the most recent practicable date (as well as on an estimated pro forma basis as of the Closing giving effect to the consummation of the transactions contemplated hereby):  (i) the basis of the Company in its assets; and (ii) the amount of any net operating loss, net operating loss carryover, net capital loss, net capital loss carryover, Tax credit, Tax credit carryover or excess charitable contribution of the Company.

47 -

(d)    The Company shall grant to Buyer or its designees access at all reasonable times to all of the Company’s books and records (including tax work papers and returns and correspondence with tax authorities), including the right to take extracts therefrom and make copies thereof, to the extent such books and records relate to taxable periods ending on or prior to or that include the Closing Date.  Buyer shall (i) grant to Company Stockholders access at all reasonable times to all of the Company’s books and records (including tax work papers and returns and correspondence with tax authorities), including the right to take extracts therefrom and make copies thereof, to the extent that such books and records relate to the operations of the Company during taxable periods ending on or prior to or that include the Closing Date, and (ii) otherwise cooperate with Company Stockholders in connection with any audit of Taxes that relate to the business of the Company prior to Closing.

(e)    The transfer of the Subject Shares to Buyer pursuant to the terms of this Agreement will not result in any Tax liability to the Company or result in a reduction of the amount of any net operating loss, net operating loss carryover, net capital loss, net capital loss carryover, Tax credit, Tax credit carryover, excess charitable contribution or basis of property that otherwise would be available to the Company by reason or as a result of deferred intercompany transactions, excess loss accounts, or otherwise.

(f)    Buyer shall be responsible for preparing and filing, or causing the Company to prepare and file, all Tax Returns of the Company required to be filed after the Closing Date.  Company Stockholders shall pay to Buyer within five (5) days after the date on which Taxes are paid with respect to periods beginning before the Closing Date and ending on or after the Closing Date an amount equal to the portion of those Taxes that relates to the portion of the taxable period ending on the Closing Date.  For purposes of this Agreement, in the case of any period that begins before the Closing Date and ends after the Closing Date, any tax based directly or indirectly on gross or net income or receipts or imposed in respect of specific transactions, and any credits available with respect to any Tax, shall be allocated by assuming that the taxable period ended on the Closing Date, and any other tax shall be allocated based on the number of days in the taxable period ending on the Closing Date divided by the total number of days in the taxable period.

9.2          Company Stockholders Indemnification for Taxes.

(a)    The Company Stockholders hereby agrees to indemnify, jointly and severally, Buyer and each of its Subsidiaries, including, after the Closing, the Company (each herein sometimes referred to as an “Indemnified Taxpayer”) against, and agrees to protect, save and hold harmless each Indemnified Taxpayer from, any and all claims, damages, deficiencies and losses and all expenses, including, without limitation, attorneys’, accountants’ and experts’ fees and disbursements (all herein referred to as “Losses”) resulting from:

(i)    A claim by any taxing authority for (A) any Taxes of the Company allocable to any period ending on or prior to the Closing Date or allocable to any period that begins before and ends after the Closing Date, and (B) any Taxes of the Company or any corporation that is or was a member of an Affiliated Group of which the Company was or is a member;

48 -

(ii)           Any misrepresentation or breach of any representation, warranty or obligation set forth in this Article IX.

(b)       Subject to the resolution of any Tax contest pursuant to Section 9.2(c), upon notice from Buyer to the Company Stockholders that an Indemnified Taxpayer is entitled to an indemnification payment for a Loss pursuant to Section 9.2(a), the Company Stockholders shall thereupon pay to the Indemnified Taxpayer an amount that, net of any Taxes imposed on the Indemnified Taxpayer with respect to such payment, will indemnify and hold the Indemnified Taxpayer harmless from such Loss.

(c)       (i)        If a claim shall be made by any taxing authority that, if successful, would result in the indemnification of an Indemnified Taxpayer, the Indemnified Taxpayer shall promptly notify the Company Stockholders in writing of such fact; provided, however, that any failure to give such notice will not waive any rights of the Indemnified Taxpayer except to the extent the rights of the indemnifying Party are actually materially prejudiced.

(ii)       The Company Stockholders shall have the right to defend the Indemnified Taxpayer against such claim with counsel of its choice satisfactory to the Indemnified Taxpayer so long as (A) the Company Stockholders notifies the Indemnified Taxpayer in writing within 15 days after the Indemnified Taxpayer has given notice of such claim that the Company Stockholders will indemnify the Indemnified Taxpayer from and against the entirety of any Losses the Indemnified Taxpayer may suffer resulting from, arising out of, relating to, in the nature of, or caused by the claim, (B) the Company Stockholders provides the Indemnified Taxpayer with evidence acceptable to the Indemnified Taxpayer that the Company Stockholders will have the financial resources to defend against the claim and fulfill his indemnification obligations hereunder, (C) if requested by the Indemnified Taxpayer, the Company Stockholders provides to the Indemnified Taxpayer an opinion, in form and substance  reasonably satisfactory to the Indemnified Taxpayer, of counsel satisfactory to the Indemnified Taxpayer, that there exists a reasonable basis for the Company to prevail in that contest, (D)  if the Indemnified Taxpayer is requested to pay the Tax claimed and sue for a refund, the Company Stockholders shall have advanced to the Indemnified Taxpayer, on an interest free basis, the full amount the Indemnified Taxpayer is required to pay, and (E) the Company Stockholders conducts the defense of the claim actively and diligently.

    (iii)           Subject to the provisions of paragraph (ii) above, Company Stockholders shall be entitled to prosecute such contest to a determination in a court of initial jurisdiction, and if Company Stockholders shall reasonably request, to a determination in an appellate court provided that, if requested by the Indemnified Taxpayer, Company Stockholders shall provide to the Indemnified Taxpayer an opinion, in form and substance satisfactory to the Indemnified Taxpayer, of counsel satisfactory to the Indemnified Taxpayer, that there exists a reasonable basis for the Company to prevail on that appeal.

49 -

(iv)         The Company Stockholders shall not be entitled to settle or to contest any claim relating to Taxes if the settlement of, or an adverse judgment with respect to, the claim would be likely, in the good faith judgment of the Indemnified Taxpayer, to cause the liability for any Tax of the Indemnified Taxpayer or of any Affiliate of the Indemnified Taxpayer for any taxable period ending after the Closing Date to increase (including, without limitation, by making any election or taking any action having the effect of making any election, by deferring the inclusion of any amount in income or by accelerating the deduction of any amount or the claiming of any credit) or to take a position that, if applied to any taxable period ending after the Closing Date, would be adverse to the interest of the Indemnified Taxpayer or any Affiliate of the Indemnified Taxpayer.

(v)           If, after actual receipt by the Indemnified Taxpayer of an amount advanced by Company Stockholders pursuant to paragraph (ii)(D) above, the extent of the liability of the Indemnified Taxpayer with respect to the indemnified matter shall be established by the judgment or decree of a court that has become final or a binding settlement with an administrative agency having jurisdiction thereof that has become final, the Indemnified Taxpayer shall promptly pay to Company Stockholders any refund received by or credited to the Indemnified Taxpayer with respect to the indemnified matter (together with any interest paid or credited thereon by the taxing authority and any recovery of legal fees from such taxing authority); provided, however, that the Indemnified Taxpayer shall have been indemnified and held harmless from all Losses by reason of any indemnification payments retained by the Indemnified Taxpayer net of any Taxes imposed on the Indemnified Taxpayers with respect to indemnification payments received by the Indemnified Taxpayer or with respect to the receipt of any payment from the taxing authority.  Notwithstanding the foregoing, the Indemnified Taxpayer shall not be required to make any payment hereunder before such time as Company Stockholders shall have made all payments or indemnities then due with respect to Indemnified Taxpayer pursuant to this Article IX.

(vi)          If any of the conditions in Section 9.2(c)(ii) above are or become unsatisfied, (A) the Indemnified Taxpayer may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the claim in any manner it may deem appropriate (and the Indemnified Taxpayer need not consult with, or obtain any consent from, Company Stockholders in connection therewith), (B) Company Stockholders will reimburse the Indemnified Taxpayer promptly and periodically for the costs of defending against the claim (including, without limitation, attorneys’, accountants’ and experts’ fees and disbursements) and (C) Company Stockholders will remain responsible for any Losses the Indemnified Taxpayer may suffer to the fullest extent provided in this Section 9.2.

(d)      Anything to the contrary in this Agreement notwithstanding, the indemnification obligations of the Company Stockholders under this Article IX shall survive the Closing until the end of the applicable statutes of limitations.  With respect to any indemnification obligation for any Tax for which a taxing authority asserts a claim within 90 days before the end of the applicable statute of limitations, an Indemnified Taxpayer shall be treated as having provided timely notice to Company Stockholders by providing written notice to Company Stockholders on or before the 90th day after the Indemnified Taxpayer’s receipt of a written assertion of the claim by the taxing authority.

50 -

9.3          Buyer Representations and Obligations Regarding Taxes.  The Parent and the Buyer represent and warrant to and agree with the Company Stockholders as follows:

(a)     The Buyer has filed all Tax Returns that it was required to file.  All such Tax Returns were correct and complete in all respects.  All Taxes owed by the Buyer (whether or not shown on any Tax Return and whether or not any Tax Return was required) have been paid. The Buyer is not currently the beneficiary of any extension of time within which to file any Tax Return.  No claim has ever been made by a taxing authority in a jurisdiction where the Buyer does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  There are no liens on any of the assets of the Buyer that arose in connection with any failure (or alleged failure) to pay any Tax, except for liens for Taxes not yet due.

(b)     The Buyer has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third Party.

(c)     Schedule 9.3(c) sets forth the following information with respect to the Buyer as of the most recent practicable date (as well as on an estimated pro forma basis as of the Closing giving effect to the consummation of the transactions contemplated hereby):  (i) the basis of the Buyer in its assets; and (ii) the amount of any net operating loss, net operating loss carryover, net capital loss, net capital loss carryover, Tax credit, Tax credit carryover or excess charitable contribution of the Buyer.

(d)     The Buyer shall grant to the Company Stockholders or its designees access at all reasonable times to all of the Buyer’s books and records (including tax work papers and returns and correspondence with tax authorities), including the right to take extracts there from and make copies thereof, to the extent such books and records relate to taxable periods ending on or prior to or that include the Closing Date.  Buyer shall (i) grant to Company Stockholders access at all reasonable times to all of the Buyer’s books and records (including tax work papers and returns and correspondence with tax authorities), including the right to take extracts there from and make copies thereof, to the extent that such books and records relate to the operations of the Buyer during taxable periods ending on or prior to or that include the Closing Date. The transfer of the Minority Buyer Equity to the Company Stockholders pursuant to the terms of this Agreement will not result in any Tax liability to the Buyer or result in a reduction of the amount of any net operating loss, net operating loss carryover, net capital loss, net capital loss carryover, Tax credit, Tax credit carryover, excess charitable contribution or basis of property that otherwise would be available to the Buyer by reason or as a result of deferred inter-company transactions, excess loss accounts, or otherwise.

(e)     Parent shall be responsible for preparing and filing, or causing the Buyer to prepare and file, all Tax Returns of the Buyer required to be filed after the Closing Date.  The Parent shall pay to Buyer within five (5) days after the date on which Taxes are paid with respect to periods beginning before the Closing Date and ending on or after the Closing Date an amount equal to the portion of those Taxes that relates to the portion of the taxable period ending on the Closing Date.  For purposes of this Agreement, in the case of any period that begins before the Closing Date and ends after the Closing Date, any tax based directly or indirectly on gross or net income or receipts or imposed in respect of specific transactions, and any credits available with respect to any Tax, shall be allocated by assuming that the taxable period ended on the Closing Date, and any other tax shall be allocated based on the number of days in the taxable period ending on the Closing Date divided by the total number of days in the taxable period.

51 -

9.4          Parent Indemnification for Taxes.

(a)     The Parent hereby agree to indemnify the Company Stockholders and the Buyer (herein collectively or individually referred to as an “Indemnified Taxpayer”) against, and agrees to protect, save and hold harmless each Indemnified Taxpayer from, any and all claims, damages, deficiencies and losses and all expenses, including, without limitation, attorneys’, accountants’ and experts’ fees and disbursements (all herein referred to as “Losses”) resulting from:

(i)   A claim by any taxing authority for (A) any Taxes of the Buyer allocable to any period ending on or prior to the Closing Date or allocable to any period that begins before and ends after the Closing Date, and (B) any Taxes of the Buyer or any corporation that is or was a member of an Affiliated Group of which the Buyer was or is a member;

(ii)     Any misrepresentation or breach of any representation, warranty or obligation set forth in this Article IX.

(b)     Subject to the resolution of any Tax contest pursuant to Section 9.4(c), upon notice from Buyer to the Company Stockholders that an Indemnified Taxpayer is entitled to an indemnification payment for a Loss pursuant to Section 9.4(a), the Parent  shall thereupon pay to the Indemnified Taxpayer an amount that, net of any Taxes imposed on the Indemnified Taxpayer with respect to such payment, will indemnify and hold the Indemnified Taxpayer harmless from such Loss.

(c)     (i)           If a claim shall be made by any taxing authority that, if successful, would result in the indemnification of an Indemnified Taxpayer, the Indemnified Taxpayer shall promptly notify the Buyer and the Parent in writing of such fact; provided, however, that any failure to give such notice will not waive any rights of the Indemnified Taxpayer except to the extent the rights of the indemnifying Party are actually materially prejudiced.

(ii)           The Buyer – upon the decision of the Parent - shall have the right to defend the Indemnified Taxpayer against such claim with counsel of its choice satisfactory to the Indemnified Taxpayer so long as (A) the Buyer notifies the Indemnified Taxpayer in writing within 15 days after the Indemnified Taxpayer has given notice of such claim that the Parent will indemnify the Indemnified Taxpayer from and against the entirety of any Losses the Indemnified Taxpayer may suffer resulting from, arising out of, relating to, in the nature of, or caused by the claim, (B) the Parent provides the Indemnified Taxpayer with evidence acceptable to the Indemnified Taxpayer that the Buyer – on the cost of the Parent - will have the financial resources to defend against the claim and fulfill his indemnification obligations hereunder, (C) if requested by the Indemnified Taxpayer, the Parent provides to the Indemnified Taxpayer an opinion, in form and substance satisfactory to the Indemnified Taxpayer, of counsel satisfactory to the Indemnified Taxpayer, that there exists a reasonable basis for the Buyer to prevail in that contest, (D)  if the Indemnified Taxpayer is requested to pay the Tax claimed and sue for a refund, the Buyer shall have advanced to the Indemnified Taxpayer, on an interest free basis, the full amount the Indemnified Taxpayer is required to pay, and (E) the Buyer and the Parent conducts the defense of the claim actively and diligently.

52 -

(iii)           Subject to the provisions of paragraph (ii) above, the Buyer shall be entitled to prosecute such contest to a determination in a court of initial jurisdiction, and if Buyer shall reasonably request, to a determination in an appellate court provided that, if requested by the Indemnified Taxpayer, Parent shall provide to the Indemnified Taxpayer an opinion, in form and substance satisfactory to the Indemnified Taxpayer, of counsel satisfactory to the Indemnified Taxpayer, that there exists a reasonable basis for the Buyer to prevail on that appeal.

(iv)           Buyer shall not be entitled to settle or to contest any claim relating to Taxes if the settlement of, or an adverse judgment with respect to, the claim would be likely, in the good faith judgment of the Indemnified Taxpayer, to cause the liability for any Tax of the Indemnified Taxpayer or of any Affiliate of the Indemnified Taxpayer for any taxable period ending after the Closing Date to increase (including, without limitation, by making any election or taking any action having the effect of making any election, by deferring the inclusion of any amount in income or by accelerating the deduction of any amount or the claiming of any credit) or to take a position that, if applied to any taxable period ending after the Closing Date, would be adverse to the interest of the Indemnified Taxpayer or any Affiliate of the Indemnified Taxpayer.

(v)           If, after actual receipt by the Indemnified Taxpayer of an amount advanced by Parent pursuant to paragraph (ii)(D) above, the extent of the liability of the Indemnified Taxpayer with respect to the indemnified matter shall be established by the judgment or decree of a court that has become final or a binding settlement with an administrative agency having jurisdiction thereof that has become final, the Indemnified Taxpayer shall promptly pay to Parent any refund received by or credited to the Indemnified Taxpayer with respect to the indemnified matter (together with any interest paid or credited thereon by the taxing authority and any recovery of legal fees from such taxing authority); provided, however, that the Indemnified Taxpayer shall have been indemnified and held harmless from all Losses by reason of any indemnification payments retained by the Indemnified Taxpayer net of any Taxes imposed on the Indemnified Taxpayers with respect to indemnification payments received by the Indemnified Taxpayer or with respect to the receipt of any payment from the taxing authority.  Notwithstanding the foregoing, the Indemnified Taxpayer shall not be required to make any payment hereunder before such time as Buyer shall have made all payments or indemnities then due with respect to Indemnified Taxpayer pursuant to this Article IX.

(vi)           If any of the conditions in Section 9.4(c)(ii) above are or become unsatisfied, (A) the Indemnified Taxpayer may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the claim in any manner it may deem appropriate (and the Indemnified Taxpayer need not consult with, or obtain any consent from, Buyer in connection therewith), (B) Parent will reimburse the Indemnified Taxpayer promptly and periodically for the costs of defending against the claim (including, without limitation, attorneys’, accountants’ and experts’ fees and disbursements) and (C) Parent will remain responsible for any Losses the Indemnified Taxpayer may suffer to the fullest extent provided in this Section 9.4.

53 -

(d)       Anything to the contrary in this Agreement notwithstanding, the indemnification obligations of the Buyer and the Parent under this Article IX shall survive the Closing until the end of the applicable statutes of limitations.  With respect to any indemnification obligation for any Tax for which a taxing authority asserts a claim within 90 days before the end of the applicable statute of limitations, an Indemnified Taxpayer shall be treated as having provided timely notice to Buyer by providing written notice to Buyer on or before the 90th day after the Indemnified Taxpayer’s receipt of a written assertion of the claim by the taxing authority.

(e)       All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by the Party the Tax was imposed on by the relevant laws and Authorities, and such Party shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, any other Party will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

ARTICLE X.   MISCELLANEOUS

10.1        Indemnification of Parent and/or Buyer .

(a)           Survival       The representations, warranties, agreements, and indemnities of the Company and the Company Stockholders set forth in this Agreement or in connection with the transactions contemplated hereby shall survive the Closing except as expressly provided in Section 10.1(b).  The Post-Closing Agreements and Covenants of the Parties set forth in Article VIII, including those set forth in Sections 8.4 of this Agreement, shall survive the Closing Date and the Closing indefinitely.

(b)           Indemnification and Business Indemnity Period.       In addition to the Tax indemnification provisions set forth in Article IX of this Agreement but subject at all times to the limitations set forth in this Section 10.1, the Company Stockholders shall jointly and severally indemnify, defend and hold harmless the Company, the Buyer and the Parent from any and all Damages incurred by the Company, the Buyer or the Parent that arise from

(i)           the breach of any of the representations and warranties of the Company Stockholders set forth in this Agreement,

(ii)           the failure by the Company Stockholders to perform or satisfy in any material respect their covenants and agreements set forth in this Agreement or in any Exhibit hereto or document or certificate delivered by the Company Stockholders or the Company on the Closing Date, or

54 -

(iii)           any claims asserted against any of the Parties to this Agreement by Energo Equipment Manufacturing Kft, or any of its Affiliates, including Perola Ltd.

Notwithstanding the foregoing, the Company Stockholders shall have any liability under this Agreement to indemnify under either (A) clause (iii) of Section 8.3.1, or (B) clause (i) of Section 8.3.1 against breaches of the provisions of Sections 4.5 (clauses (ii), (iii), (iv) and (v)), Section 4.6, and Section 4.7 through Section 4.23 (collectively the “Business Indemnities”), in each case unless the indemnifying Party receives notice in writing from Buyer of Buyer’s claim under said indemnity on or before that date which shall be eighteen (18) months following the Closing Date (the “Business Indemnity Period”).  Said limitations shall not apply to any breaches of or obligations to comply with any of the other provisions of this Agreement, regardless of whether such breach or obligation also constitutes a breach or obligation under any of the provisions specifically listed in this Section 10.1(b).

(c)           Limitations on Liability.       The Company Stockholders shall be obligated to indemnify as and to the extent set forth in this Section 10.1 only if the aggregate of all of their liability under such indemnity obligations exceeds $50,000, it being understood that such $50,000 figure is to serve as a “trigger” for the indemnification and not as a “deductible” (for example, if the indemnity claims for which the Company Stockholders would, but for the provisions of this paragraph (c), be liable aggregate $51,000, the Company Stockholders would then be liable for the full $51,000, and not just $1,000).  The maximum amount for which the Company Stockholders shall be liable to indemnify the Buyer and the Parent pursuant to this Section 10.1 shall be the product of multiplying the Minority Buyer Equity and Minority Interest in the Buyer by 50% of the Call Option Price set forth in Section 8.6(b) above.

(d)           Payment of Damages.       In the event that the Company Stockholders shall become liable under this Agreement to indemnify the Buyer or the Parent for any Damages, the Company Stockholders shall pay such Damages to the Parent or the Buyer, at the option of the Company Stockholders, either (i) in cash, or (ii) by returning to the Buyer an applicable portion of the Minority Buyer Equity and the Minority Interest in the Buyer, valued at the Call Option Price set forth in Section 8.6(b) above.

10.2        Indemnification of Company Stockholders .

(a)           Survival       The representations, warranties, agreements, and indemnities of the Parent and the Buyer set forth in this Agreement or in connection with the transactions contemplated hereby shall survive the Closing except as expressly provided in Section 10.2(b). The Post-Closing Agreements and Covenants of the Parties set forth in Article VIII, of this Agreement, shall survive the Closing Date and the Closing indefinitely.

(b)           Indemnification and Business Indemnity Period.       In addition to the Tax indemnification provisions set forth in Article IX of this Agreement but subject at all times to the limitations set forth in this Section 10.2, the Parent shall indemnify, defend and hold harmless the Company Stockholders, the Buyer and the Company from any and all Damages incurred by the Company Stockholders, the Buyer or the Company that arise from

55 -

(i)           the breach of any of the representations and warranties of the Parent or the Buyer forth in this Agreement, or

(ii)          the failure by the Parent or the Buyer to perform or satisfy in any material respect their covenants and agreements set forth in this Agreement or in any Exhibit hereto or document or certificate delivered by the Parent or the Buyer on the Closing Date.

Notwithstanding the foregoing, neither the Parent nor the Buyer shall have any liability under this Agreement to indemnify under either (A) clause (iii) of Section 8.3.2, or (B) clause (i) of Section 8.3.2 against breaches of the provisions of Section 5.5 (clauses (ii), (iii), (iv) and (v)), of Section 5.6, and Section 5.7 through Section 5.23 (collectively the “Business Indemnities”), in each case unless the indemnifying Party receives notice in writing from Company Stockholders of Company Stockholders' claim under said indemnity on or before that date which shall be eighteen (18) months following the Closing Date (the “Business Indemnity Period”).  Said limitations shall not apply to any breaches of or obligations to comply with any of the other provisions of this Agreement, regardless of whether such breach or obligation also constitutes a breach or obligation under any of the provisions specifically listed in this Section 10.2(b).

(c)           Limitations on Liability.  The Parent and the Buyer shall be obligated to indemnify as and to the extent set forth in Section 10.3 of this Agreement only if the aggregate of all of their liability under such indemnity obligations exceeds $50,000, it being understood that such $50,000 figure is to serve as a “trigger” for the indemnification and not as a “deductible” (for example, if the indemnity claims for which the Parent and the Buyer would, but for the provisions of this paragraph (c), be liable aggregate $51,000, the Parent and the Buyer would then be liable for the full $51,000, and not just $1,000).

(d)          Payment of Damages.  In the event that the Parent and/or the Buyer shall become liable under this Agreement to indemnify the Company Stockholders or the Buyer, as applicable, for Damages, the Parent shall pay such Damages to the Company Stockholders or the Buyer, as applicable, in cash.

10.3        Indemnified Party and Indemnifying Party.  For purposes of this Section 10.3, a Party making a claim for indemnity under Section 10.1 or Section 10.2 is hereinafter referred to as an “Indemnified Party” and the Party against whom such claim is asserted is hereinafter referred to as the “Indemnifying Party.”  All claims by any Indemnified Party shall be asserted and resolved in accordance with the following provisions.  If any claim or demand for which an Indemnifying Party would be liable to an Indemnified Party is asserted against or sought to be collected from such Indemnified Party by such third Party, said Indemnified Party shall with reasonable promptness notify in writing the Indemnifying Party of such claim or demand stating with reasonable specificity the circumstances of the Indemnified Party’s claim for indemnification; provided, however, that any failure to give such notice will not waive any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are actually prejudiced or to the extent that any applicable period set forth in Section 10.1 and Section 10.2(b) has expired without such notice being given.  After receipt by the Indemnifying Party of such notice, then upon reasonable notice from the Indemnifying Party to the Indemnified Party, or upon the request of the Indemnified Party, the Indemnifying Party shall defend, manage and conduct any proceedings, negotiations or communications involving any claimant whose claim is the subject of the Indemnified Party’s notice to the Indemnifying Party as set forth above, and shall take all actions necessary, including but not limited to the posting of such bond or other security as may be required by any Governmental Authority, so as to enable the claim to be defended against or resolved without expense or other action by the Indemnified Party.  Upon request of the Indemnifying Party, the Indemnified Party shall, to the extent it may legally do so and to the extent that it is compensated in advance by the Indemnifying Party for any costs and expenses thereby incurred,

56 -

(i)   take such action as the Indemnifying Party may reasonably request in connection with such action,

(ii)  allow the Indemnifying Party to dispute such action in the name of the Indemnified Party and to conduct a defense to such action on behalf of the Indemnified Party, and

(iii)          render to the Indemnifying Party all such assistance as the Indemnifying Party may reasonably request in connection with such dispute and defense.

10.4        Resolution of Disputes.

(a)           All disputes, claims or controversies arising out of or relating to this Agreement, or any agreement executed and delivered pursuant hereto, or the negotiation, breach, validity or performance hereof, or the transactions contemplated hereby which cannot be resolved by good faith negotiations, shall be exclusively submitted to final and binding arbitration in London England before a panel of three arbitrators appointed by the International Chamber of Commerce; provided, that if any Party has no adequate remedy at law he or it may seek emergency injunctive relief or specific performance before any court of competent jurisdiction in Hungary or the United States.  The decision and award of the arbitrators shall be enforceable in any court of competent jurisdiction in the United States and Hungary.

(b)           Subject to the availability of the arbitration panel, the arbitration shall commence within ninety (90) days of the date on which a written demand for arbitration is filed by any Party hereto.  In connection with the arbitration proceeding, the arbitrators shall have the power to order the production of documents by each Party and any third-Party witnesses.  In connection with any arbitration, each Party shall provide to the other, no later than seven (7) business days before the date of the arbitration, the identity of all persons that may testify at the arbitration and a copy of all documents that may be introduced at the arbitration or considered or used by a Party’s witness or expert.  The arbitrators’ decision and award shall be made and delivered within ninety (90) days of the commencement of the arbitration.  The arbitrators’ decision shall set forth a reasoned basis for any award of damages or finding of liability.  The arbitrators shall not have power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages or any other damages that are specifically excluded under this Agreement, and each Party hereby irrevocably waives any claim to such damages.

57 -

(c)           The Parties covenant and agree that they will participate in the arbitration in good faith and that they will, except as provided below, (A) bear their own attorneys’ fees, costs and expenses in connection with the arbitration, and (B) share equally in the fees and expenses of the arbitration, including forum fees, the fees of the arbitrators and the cost of the official transcript of the proceedings.  The arbitrators may in their discretion assess costs and expenses (including the reasonable legal fees and expenses of the prevailing Party) against any Party to the proceeding.  Any Party unsuccessfully refusing to comply with an order of the arbitrators shall be liable for costs and expenses, including attorneys’ fees, incurred by the other Party in enforcing the award.  This Section 10.4 applies equally to requests for temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief any Party may proceed in court without prior arbitration for the purpose of avoiding immediate and irreparable harm or to enforce its rights under any non-competition covenants.

10.5.  Confidentiality.

(a)               Prior to the Closing, Buyer shall, and shall cause its Affiliates and its and their employees, agents, accountants, legal counsel and other representatives and advisers to, hold in strict confidence all, and not divulge or disclose any, information of any kind concerning the Company and its business; provided, however, that the foregoing obligation of confidence shall not apply to (i) information that is or becomes generally available to the public other than as a result of a disclosure by Buyer or its Affiliates or any of its or their employees, agents, accountants, legal counsel or other representatives or advisers, (ii) information that is or becomes available to Buyer or its Affiliates or any of its or their employees, agents, accountants, legal counsel or other representatives or advisers on a non-confidential basis prior to its disclosure by Buyer or its Affiliates or any of its or their employees, agents, accountants, legal counsel or other representatives or advisers and (iii) information that is required to be disclosed by Buyer or its Affiliates or any of its or their employees, agents, accountants, legal counsel or other representatives or advisers as a result of any applicable law, rule or regulation of any Governmental Authority; and provided further that Buyer promptly shall notify the Company of any disclosure pursuant to clause (iii) of this Section 10.5.(a); and, provided, further, that the foregoing obligation of confidence shall not apply to the furnishing of information by Buyer in bona fide discussions or negotiations with prospective lenders.

(b)              The Company and the Company Stockholders shall, and shall cause its or his Affiliates and their respective employees, agents, accountants, legal counsel and other representatives and advisers to, hold in strict confidence all, and not divulge or disclose any, information of any kind concerning the transactions contemplated by this Agreement, the Company, the Company Stockholders or their respective businesses; provided, however, that the foregoing obligation of confidence shall not apply to (i) information that is or becomes generally available to the public other than as a result of a disclosure by the Company, the Company Stockholders or its or his Affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers, (ii) information that is or becomes available to the Company, the Company Stockholders or its or his Affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers after the Closing on a non-confidential basis prior to its disclosure by the Company, the Company Stockholders or its or his Affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers and (iii) information that is required to be disclosed by the Company, the Company Stockholders or its or his Affiliates or any of their respective employees, agents, accountants, legal counsel or other representatives or advisers as a result of any applicable law, rule or regulation of any Governmental Authority; and provided further that the Company shall promptly shall notify Buyer of any disclosure pursuant to clause (iii) of this Section 10.3(b).

58 -

10.6.       Brokers.  Regardless of whether the Closing shall occur, (i) the Company Stockholders and the Company shall indemnify and hold harmless Buyer from and against any and all liability for any brokers or finders’ fees arising with respect to brokers or finders retained or engaged by the Company or the Company Stockholders in respect of the transactions contemplated by this Agreement, and (ii) Buyer shall indemnify and hold harmless the Company Stockholders from and against any and all liability for any brokers’ or finders’ fees arising with respect to brokers or finders retained or engaged by Buyer in respect of the transactions contemplated by this Agreement.

10.7        Costs and Expenses.  Each of the Parties to this Agreement shall bear his or its own expenses incurred in connection with the negotiation, preparation, execution and closing of this Agreement, however, Buyer shall be responsible for and shall discharge all Transaction Expenses by and on behalf of the Company Stockholders and or/the Company pursuant to Section 6.20.

10.8        Notices.  Any notice, request, instruction, correspondence or other document to be given hereunder by any Party hereto to another (herein collectively called “Notice”) shall be in writing and delivered personally or mailed by registered or certified mail, postage prepaid and return receipt requested, or by facsimile, as follows:

IF TO BUYER:     Solar Thin Films, Inc.
25 Highland Boulevard, Dix Hills, New York 11746
Attn:  Bob Rubin, Chairman of the Board
email: bob.rubin@solarthinfilms.com

With copies to:

Hodgson Russ, LLP	Norr Stiefenhofer Lutz
1540 Broadway, 24th Floor	Fő u 14-18
New York, New York 10036	H-1011 Budapest, Hungary
Attention: Stephen A. Weiss, Esq.	Attention: Dr. Jeno Kimmel
Fax No. 212-751-0928	Fax No. ++36-1-224-0495
email: sweiss@hodgsonruss.com	email: jenoe.kimmel@noerr.com

59 -

IF TO THE COMPANY, AND/OR
THE COMPANY STOCKHOLDERS:

Istvan Krafcsik
H-1021 Budapest, Kuruclesiu 40. Hungary
Fax No.  +361 392 2617

With a copy to:

Dessewffy David
H-1061
Budapest, Andrassy ut.43
Hungary
Attn:  Dr. David Aliz
Fax No. +36 1-413-3340
email: david@dessewffy.com

Each of the above addresses for notice purposes may be changed by providing appropriate notice hereunder.  Notice given by personal delivery or registered mail shall be effective upon actual receipt.  Notice given by telecopier shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next normal business day after receipt if not received during the recipient’s normal business hours.  All Notices by telecopier shall be confirmed by the sender thereof promptly after transmission in writing by registered mail or personal delivery.  Anything to the contrary contained herein notwithstanding, notices to any Party hereto shall not be deemed effective with respect to such Party until such Notice would, but for this sentence, be effective both as to such Party and as to all other persons to whom copies are provided above to be given.

10.9        Governing Law.  The provisions of this agreement and the documents delivered pursuant hereto shall be governed by and construed in accordance with the laws of the State of New York (excluding any conflict of law rule or principle that would refer to the laws of another jurisdiction).  Notwithstanding the foregoing, the laws of Hungary shall govern the Share Capital Increase and the Employment Agreements.

10.10.     Entire Agreement; Amendments and Waivers.  This Agreement, together with all exhibits and schedules attached hereto, constitutes the entire agreement between and among the Parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties, including, without limitation, the Prior Agreement, and there are no warranties, representations or other agreements between the Parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby.  No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Party to be bound thereby.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

60 -

10.11.     Binding Effect and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns; but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any Party hereto without the prior written consent of the other Party; provided, however, that the Buyer may assign its rights hereunder to any lender to the Buyer or the Parent.  Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the Parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder.

10.12      Remedies.  The rights and remedies provided by this Agreement are cumulative, and the use of any one right or remedy by any Party hereto shall not preclude or constitute a waiver of its right to use any or all other remedies.  Such rights and remedies are given in addition to any other rights and remedies a Party may have by law, statute or otherwise.

10.13      Exhibits and Schedules.  The exhibits and Schedules referred to herein are attached hereto and incorporated herein by this reference.  Disclosure of a specific item in any one Schedule shall be deemed restricted only to the Section to which such disclosure specifically relates except where (i) there is an explicit cross-reference to another Schedule, and (ii) Buyer could reasonably be expected to ascertain the scope of the modification to a representation intended by such cross-reference.

10.14      Multiple Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.15      References and Construction.

(a)         Whenever required by the context, and is used in this Agreement, the singular number shall include the plural and pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identification the person may require.  References to monetary amounts, specific named statutes and generally accepted accounting principles are intended to be and shall be construed as references to United States dollars, statutes of the United States of the stated name and United States generally accepted accounting principles, respectively, unless the context otherwise requires.

(b)         The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any Party hereto irrespective of which Party caused such provisions to be drafted.  Each of the Parties acknowledge that it has been represented by an attorney in connection with the preparation and execution of this Agreement.

10.16      Survival.  Any provision of this Agreement which contemplates performance or the existence of obligations after the Closing Date, and any and all representations and warranties set forth in this Agreement, shall not be deemed to be merged into or waived by the execution and delivery of the instruments executed at the Closing, but shall expressly survive Closing and shall be binding upon the Party or Parties obligated thereby in accordance with the terms of this Agreement, subject to any limitations expressly set forth in this Agreement.

61 -

10.17      Attorneys’ Fees.  In the event any suit or other legal proceeding is brought for the enforcement of any of the provisions of this Agreement, the Parties hereto agree that the prevailing Party or Parties shall be entitled to recover from the other Party or Parties upon final judgment on the merits reasonable attorneys’ fees (and sales taxes thereon, if any), including attorneys’ fees for any appeal, and costs incurred in bringing such suit or proceeding.

10.18      Risk of Loss.  Prior to the Closing, the risk of loss of damage to, or destruction of, any and all of a Party’s assets, including without limitation the Properties, shall remain with such party, and the legal doctrine known as the “Doctrine of Equitable Conversion” shall not be applicable to this Agreement or to any of the transactions contemplated hereby.

ARTICLE XI. DEFINITIONS

Capitalized terms used in this Agreement are used as defined in this Article XI or elsewhere in this Agreement.

11.1        Affiliate. The term “Affiliate” means with respect to any Person, any other Person directly or indirectly controlling (including, but not limited to, all directors and officers of such Person), controlled by, or under direct or indirect common control with, such Person.  A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

11.2        Buyer Liquidity Event.  The term “Buyer Liquidity Event” shall mean any one of the following events:

 (a)         a Change of Control of the Buyer, for consideration payable in whole or in part in cash, or

 (b)         an initial public offering of the share capital of the Buyer, or

 (c)         the merger of the Buyer with or into an inactive corporation that is publicly traded on a United States or European securities exchange (a “Shell Corporation”) or the exchange of 100% of the share capital of the Buyer for a controlling interest in a Shell Corporation, in either case, coupled with a simultaneous cash financing of not less than United States Five Million Dollars (USD $5,000,000), or

 (d)         the distribution or dividend of 100% of the share capital of the Buyer owned by the Parent to the stockholders of the Parent, as a result of which the Buyer shall become a corporation that is publicly traded on a United States securities exchange, coupled with a simultaneous cash financing for the Buyer of not less than United States Five Million Dollars (USD $5,000,000).

62 -

11.3        Exhibits.  The term “Exhibits” shall mean any or all of the exhibits to this Agreement and any and all other agreements, instruments or documents required or expressly provided under this Agreement to be executed and delivered in connection with the transactions contemplated by this Agreement.

11.4        Subject Company Quotas. The term "Subject Company Quotas" shall have the meaning of hundred percent of the quota in the capital stock of the Company

11.5        Confidential Information.  The term “Confidential Information” shall mean confidential data and confidential information relating to the business of the Company (which does not rise to the status of a Trade Secret under applicable law) which is or has been disclosed to Company Stockholders or of which Company Stockholders became aware as a consequence of or through his employment with the Company and which has value to the Company and is not generally known to the competitors of the Company.  Confidential Information shall not include any data or information that (i) has been voluntarily disclosed to the general public by the Company or its Affiliates, (ii) has been independently developed and disclosed to the general public by others, or (iii) otherwise enters the public domain through lawful means.

11.6        Change of Control.  The term “Change of Control” shall mean the sale of Buyer and its consolidated Subsidiaries (including the Company), pursuant to a sale of the Buyer Shares or the assets and properties of Buyer and its consolidated Subsidiaries (including the Company) to any Person who is not an Affiliate of the Parent or its Affiliates (each an “Unaffiliated Third Party”).

11.7        Contracts. The term “Contracts,” when described as being those of or applicable to any person, shall mean any and all contracts, agreements, franchises, understandings, arrangements, leases, licenses, registrations, authorizations, easements, servitudes, rights of way, mortgages, bonds, notes, guaranties, liens, indebtedness, approvals or other instruments or undertakings to which such person is a Party or to which or by which such person or the property of such person is subject or bound, excluding any Permits.

11.8        Damages.  The term “Damages” shall mean any and all damages, liabilities, obligations, penalties, fines, judgments, claims, deficiencies, losses, costs, expenses and assessments (including without limitation income and other taxes, interest, penalties and attorneys’ and accountants’ fees and disbursements).

11.9        "Excess Cash" The term “Excess Cash” means, at the end of any financial year of the Buyer and its Subsidiaries, the aggregate amount of cash and marketable securities that are retained by the Buyer and its Subsidiaries which is in excess of the aggregate amount of funds required for the working capital needs of the Buyer and its Subsidiaries, the purchase or lease of capital equipment and other related expenditures that are anticipated in good faith by the Board of Directors of the Buyer to be required by the Buyer and its Subsidiaries for the next succeeding financial year.

63 -

11.10      Financial Statements.  The term “Financial Statements” shall mean any or all of the financial statements, including balance sheets and related statements of income and statements of changes in financial position and the accompanying notes thereto, of the company’s business prepared in accordance with generally accepted accounting principles consistently applied, except as may be otherwise provided herein.

11.11      “Funded Indebtedness.  “Funded Indebtedness” shall mean the aggregate amount (including the current portions thereof) of all (i) indebtedness of a company for money borrowed from others, capital lease obligations, dividends payable to a company’s Stockholders, bonus payables to employees, and purchase money indebtedness of a company, (ii) indebtedness of the type described in clause (i) above guaranteed, directly or indirectly, in any manner by the company, or in effect guaranteed, directly or indirectly, in any manner by the company, through an agreement, contingent or otherwise, to supply funds to, or in any other manner invest in, the debtor, or to purchase indebtedness, or to purchase and pay for property if not delivered or to pay for services if not performed, primarily for the purpose of enabling the company to make payment of the indebtedness or to assure the owners of the indebtedness against loss, but excluding endorsements of checks and other instruments in the ordinary course, (iii) indebtedness of the type described in clause (i) above secured by any Lien upon property owned by the company, even though the company has not in any manner become liable for the payment of such indebtedness and (iv) interest expense accrued but unpaid, and all prepayment premiums, on or relating to any of such indebtedness. . Contracts evidencing its Funded Indebtedness are set forth on Schedule 11.7 hereto

11.12      GAAP  The term “GAAP” means U.S. generally accepted accounting principles.

11.13      Governmental Authorities.  The term “Governmental Authorities” shall mean any nation or country (including but not limited to the United States) and any commonwealth, territory or possession thereof and any political subdivision of any of the foregoing, including but not limited to courts, departments, commissions, boards, bureaus, agencies, ministries or other instrumentalities.

11.14      Hazardous Material.  The term “Hazardous Material” shall mean all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “Hazardous wastes,” “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity or “EP toxicity”; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; and (d) asbestos in any form or electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

64 -

11.15      Inventory.  The term “Inventory” shall mean all goods, merchandise and other personal property owned and held for sale, and all raw materials, works-in-process, materials and supplies of every nature which contribute to the finished products of a company in the ordinary course of its business, specifically excluding, however, damaged, defective or otherwise unsaleable items.

11.16      Knowledge of a company.  The term “Knowledge of the company” shall mean the actual knowledge of any of the directors, officers or managerial personnel of the company with respect to the matter in question, and such knowledge of the directors, officers or managerial personnel of the company reasonably should have obtained upon diligent investigation and inquiry into the matter in question.

11.17      Legal Requirements.  The term “Legal Requirements,” when described as being applicable to any person, shall mean any and all laws (statutory, judicial or otherwise), ordinances, regulations, judgments, orders, directives, injunctions, writs, decrees or awards of, and any Contracts with, any Governmental Authority, in each case as and to the extent applicable to such person or such person’s business, operations or properties.

11.18      Minority.  The term “Minority” means and includes all of the Company Stockholders and their Permitted Transferees (as that term is defined in the Shareholders Agreement).

11.19      Parent Public Filings   The term “Parent Public Filings” means and includes all of the filings by the Parent with the United States Securities and Exchange Commission under the United States Securities Act of 1933, as amended (the “33 Act”), and the United States Securities Exchange Act of 1934, as amended (the “34 Act”), for all periods from and after January 1, 2005, including, without limitation, all (a) registration statements on Form S-1 or other forms for registering securities under the 33 Act, (b) all Form 10KSB Annual Reports, Form 8-K Interim Report, Form 10-Q Quarterly Report, and all proxy statements on Form 14A and other filings under the 34 Act.

11.20      Parent Qualified Equity Financing.  The term Parent Qualified Equity Financing” shall mean one or more public or private sales and issuances by the Parent of its Common Stock, convertible notes or convertible preferred stock, as a result of which the Parent shall receive aggregate gross proceeds of United States Ten Million Dollars (USD $10,000,000) or more.

11.21      Permits. The term “Permits” shall mean any and all permits, rights, approvals, licenses, authorizations, legal status, orders or Contracts under any Legal Requirement or otherwise granted by any Governmental Authority.

11.22      Person.  The term “Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any governmental or political subdivision or any agency, department or instrumentality thereof.

65 -

11.23      Product.  The term “Product” shall mean each product, repair process or service under development, developed, manufactured, licensed, distributed or sold by the Party and any other products in which the Party has any proprietary rights or beneficial interest.

11.24      Properties.  The term “Properties” shall mean any and all properties and assets (real, personal or mixed, tangible or intangible) owned or Used by the Party.

11.25      Real Property.  The term “Real Property” shall mean the real property Used by the Party in the conduct of its business.

11.26      Regulations.  The term “Regulations” shall mean any and all regulations promulgated by the Department of the Treasury pursuant to the Internal Revenue Code.

11.27      Subsidiary.  The term “Subsidiary” shall mean any Person of which a majority of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by the Company.

11.28      Trade Secrets.  The term “Trade Secrets” shall mean information of a company including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, financial data, financial plans, product or service plans or lists of actual or potential customers or suppliers which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

11.29      Used.  The term “Used” shall mean, with respect to the Properties, Contracts or Permits of a company, those owned, leased, licensed or otherwise held by such company which were acquired for use or held for use by the company in connection with the company’s business and operations, whether or not reflected on the company’s books of account.

balance of this page intentionally left blank - signature page follows

66 -

IN WITNESS WHEREOF, the Parties hereto have executed this Stock Exchange Agreement as of the date first written above.

PARENT:

SOLAR THIN FILMS, INC.

By:	/s/ Robert M. Rubin
Name: Bob Rubin, Chairman of the Board

BUYER:

KRAFT ELEKTRONIKAI ZRT

By:	/s/ Sandor Kupecz
Sándor Kupecz, CEO

COMPANY:

BUDASOLAR TECHNOLOGIES CO. LTD.

By:	/s/ Istvan Krafcsik
Istvan Krafcsik, President

COMPANY STOCKHOLDERS:

NEW PALACE INVESTMENTS LTD.

By:	/s/ Istvan Krafcsik
Istvan Krafcsik, President

/s/ Istvan Krafcsik
ISTVAN KRAFCSIK

/s/ Attila Horvath
ATTILA HORVATH

67 -